Exhibit 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Cadbury plc

We have audited the accompanying consolidated balance sheets of Cadbury plc and subsidiaries (the “Company”) as of 31 December 2009, 2008 and 2007, and the related consolidated income statements, consolidated cash flow statements, consolidated statements of changes in equity and statements of recognised income and expense, for each of the two years in the period ended 31 December 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Cadbury plc and subsidiaries at 31 December 2009, 2008 and 2007, and the results of their operations and their cash flows for each of the two years in the period ended 31 December 2009, in conformity with International Financial Reporting Standards (“IFRS”) as adopted for use in the European Union and IFRS as issued by the International Accounting Standards Board (“IASB”).

Deloitte LLP

London, United Kingdom

9 March 2010

Cadbury Report & Accounts 2009

Financial statements

Consolidated income statement for the year ended 31 December 2009

Notes		2009 Total £m		2008 Total £m

	Continuing operations
2	Revenue	5,975		5,384

3	Trading costs	(5,215)		(4,803)
4	Restructuring costs	(164)		(194)
5	Non-trading items	(89)		1
	Profit from operations	507		388
17	Share of result in associates	7		10
	Profit before financing and taxation	514		398
9	Investment revenue	36		52
10	Finance costs	(172)		(50)
	Profit before taxation	378		400
11	Taxation	(103)		(30)
	Profit for the period from continuing operations	275		370
32	Discontinued operations
	Profit/(loss) for the period from discontinued operations	235		(4)
	Profit for the period	510		366
	Attributable to:
	Equity holders of the parent	509		364
	Minority interests	1		2
		510		366
	Earnings per share from continuing and discontinued operations
13	Basic	37.4	p	22.6	p
13	Diluted	37.3	p	22.6	p
	From continuing operations
13	Basic	20.1	p	22.8	p
13	Diluted	20.1	p	22.8	p

Cadbury Report & Accounts 2009

Financial statements continued

Consolidated statement of recognised income and expense for the year ended 31 December 2009

	2009 £m	2008 £m
Currency translation differences	(190)	580
Exchange gain transferred to income and expense on disposal of operations	(6)	—
Actuarial loss on post retirement benefit obligations (net of tax)	(200)	(291)
Net (expense)/income recognised directly in equity	(396)	289
Profit for the period from continuing operations	275	370
Profit/(loss) for the period from discontinued operations	235	(4)
Total recognised income and expense for the period	114	655
Attributable to:
Equity holders of the parent	113	653
Minority interests	1	2
	114	655

Cadbury Report & Accounts 2009

Registered Number 6497379

Financial statements continued

Balance Sheets at 31 December 2009

		Group
Notes		2009 £m	Re-presented 2008 £m	Re-presented 2007 £m
	Assets
	Non-current assets
14	Goodwill	2,176	2,288	2,805
15	Acquisition intangibles	1,518	1,598	3,378
15	Software and other intangibles	108	87	149
16	Property, plant and equipment	1,869	1,761	1,904
17	Investment in associates	28	28	32
17	Investment in subsidiaries	—	—	—
24	Deferred tax assets	241	181	124
25	Retirement benefit assets	—	17	223
20	Trade and other receivables	55	28	50
18	Other investments	1	2	2
		5,996	5,990	8,667
	Current assets
19	Inventories	748	767	821
	Short-term investments	29	108	79
20	Trade and other receivables	978	1,067	1,197
	Tax recoverable	42	35	41
	Cash and cash equivalents	237	390	416
27	Derivative financial instruments	91	268	46
		2,125	2,635	2,600
21	Assets held for sale	8	270	71
	Total assets	8,129	8,895	11,338
	Liabilities
	Current liabilities
22	Trade and other payables	(1,577)	(1,551)	(1,701)
	Tax payable	(226)	(328)	(197)
27	Short-term borrowings and overdrafts	(267)	(1,189)	(2,562)
23	Short-term provisions	(269)	(150)	(111)
32	Obligations under finance leases	(1)	(1)	(21)
27	Derivative financial instruments	(94)	(169)	(22)
		(2,434)	(3,388)	(4,614)
	Non-current liabilities
22	Trade and other payables	(65)	(61)	(37)
27	Borrowings	(1,349)	(1,194)	(1,120)
25	Retirement benefit obligations	(504)	(275)	(143)
	Tax payable	(4)	(6)	(16)
24	Deferred tax liabilities	(163)	(121)	(1,145)
23	Long-term provisions	(84)	(218)	(61)
32	Obligations under finance leases	(1)	(1)	(11)
27	Derivative financial instruments	(3)	—	—
		(2,173)	(1,876)	(2,533)
21	Liabilities directly associated with assets classified as held for sale	—	(97)	(18)
	Total liabilities	(4,607)	(5,361)	(7,165)
	Net assets	3,522	3,534	4,173
	Equity
29	Share capital	137	136	264
29	Share premium account	97	38	1,225
29	Other reserves	654	850	(4)
29	Retained earnings	2,614	2,498	2,677
29	Equity attributable to equity holders of the parent	3,502	3,522	4,162
30	Minority interests	20	12	11
	Total equity	3,522	3,534	4,173

The balance sheets at 31 December 2007 and 31 December 2008 have been re-presented to reclassify certain amounts between cash and cash equivalents and short terms investments (see note 1(s))

Cadbury Report & Accounts 2009

Financial statements continued

Consolidated cash flow statement for the year ended 31 December 2009

		Group
Notes		2009 £m	2008 represented[1] £m
35	Net cash inflow from operating activities	523	469

	Investing activities
17	Dividends received from associates	7	10
	Proceeds on disposal of property, plant and equipment	8	18
	Purchases of property, plant and equipment and software	(408)	(500)
	Americas Beverages separation costs paid	7	(107)
	Americas Beverages net cash and cash equivalents demerged	—	(67)
31	Acquisitions of businesses and associates	(11)	16
	Sale of investments, associates and subsidiary undertakings	529	48
30	Transaction with minority	8	—
	Cash removed on disposal	2	(4)
	Movement in equity investments and money market deposits	82	(29)
	Net cash generated from/(used in) investing activities	224	(615)

	Net cash inflow/(outflow) before financing activities	747	(146)

	Financing activities
	Dividends paid	(226)	(295)
	Capital element of finance leases repaid	—	(21)
	Proceeds on issues of ordinary shares	60	58
	Net movement of shares held under Employee Trust	17	12
	Proceeds of new borrowings	6,869	4,382
	Borrowings repaid	(7,507)	(4,167)
	Net cash used in financing activities	(787)	(31)
	Net decrease in cash and cash equivalents	(40)	(177)
	Opening net cash and cash equivalents – total Group	238	372
	Effect of foreign exchange rates	2	43
	Closing net cash and cash equivalents	200	238

[1]	The 2008 cash flow statement has been re-presented to reclassify certain amounts between cash and cash equivalents and short terms investments (see note 1(s))

Net cash and cash equivalents include overdraft balances of £37 million (2008: £152 million). There are no cash and cash equivalents included in assets held for sale.

A reconciliation of cash flow from operations for the Group is included in Note 35.

Cadbury Report & Accounts 2009

Financial statements continued

Consolidated Statement of Changes in Equity

	Share capital £m	Share capital beverages £m	Share premium £m	Capital redemption reserve £m	Demerger reserve £m	Hedging and translation reserve £m	Acquisition revaluation reserve £m	Retained earnings £m	Total £m
Note	29(a)	29(b)	29(b)		29(b)	29(b)	29(b)	29(b)
At 1 January 2008	264	—	1,225	90	—	(139)	45	2,677	4,162
Currency translation differences (net of tax)	—	—	—	—	—	580	—	—	580
Unwind of acquisition revaluation reserve	—	—	—	—	—	—	(3)	3	—
Credit from share based payment and movement in own shares	—	—	—	—	—	—	—	24	24
Actuarial gains on defined benefit pension schemes (net of tax)	—	—	—	—	—	—	—	(291)	(291)
Shares issued – Cadbury Schweppes plc	1	—	19	—	—	—	—	—	20
Scheme of Arrangement	6,765	3,805	—	—	(10,570)	—	—	—	—
Capital reduction	(6,630)	(3,805)	—	—	10,435	—	—	—	—
Elimination of Cadbury Schweppes plc reserves	(265)	—	(1,244)	(90)	1,641	—	(42)	—	—
Demerger of Americas Beverages	—	—	—	—	(1,097)	—	—	—	(1,097)
Transfer of shares in DPSG to other investments	—	—	—	—	—	—	—	16	16
Shares issued – Cadbury plc	1	—	38	—	—	—	—	—	39
Profit for the period attributable to equity holders of the parent	—	—	—	—	—	—	—	364	364
Dividends paid	—	—	—	—	—	—	—	(295)	(295)
At 31 December 2008	136	—	38	—	409	441	—	2,498	3,522
Currency translation differences	—	—	—	—	—	(190)	—	—	(190)
Exchange gain transferred on disposal of operations	—	—	—	—	—	(6)	—	—	(6)
Credit from share based payment and movement in own shares	—	—	—	—	—	—	—	33	33
Actuarial loss on defined benefit pension schemes (net of tax)	—	—	—	—	—	—	—	(200)	(200)
Shares issued – Cadbury plc	1	—	59	—	—	—	—	—	60
Profit for the period attributable to equity holders of the parent	—	—	—	—	—	—	—	509	509
Dividends paid	—	—	—	—	—	—	—	(226)	(226)
At 31 December 2009	137	—	97	—	409	245	—	2,614	3,502

Cadbury Report & Accounts 2009

Financial statements continued

Segmental reporting

(a) Business segment analysis

	2009
	Reported measures			Segment measures
	Revenue £m	Profit from operations £m	Operating margins %	Revenue £m	Underlying profit from operations £m	Underlying margins %
Britain and Ireland	1,366	116	8.5	1,366	178	13.0
Middle East and Africa	454	54	11.9	454	55	12.1
Europe	1,117	17	1.5	1,117	123	11.0
North America	1,364	277	20.3	1,364	287	21.0
South America	462	82	17.7	462	85	18.4
Pacific	779	115	14.8	779	137	17.6
Asia	425	52	12.2	425	52	12.2
	5,967	713	11.9
Central	8	(206)	n/a	8	(109)	n/a
	5,975	507	8.5

An explanation of segment performance measures is included in Note 1(e).

Reconciliation of profit from operations and profit before taxation to underlying performance measure

	2009
	Reported performance £m	Reversal of restructuring costs £m	Reversal of amortisation and impairment off intangibles £m	Reversal of non-trading items £m	IAS 39 adjustment £m	Underlying profit from operations £m
Britain and Ireland	116	42	—	—	20	178
Middle East and Africa	54	4	—	(1)	(2)	55
Europe	17	86	2	4	14	123
North America	277	2	2	—	6	287
South America	82	2	—	1	—	85
Pacific	115	17	—	(1)	6	137
Asia	52	—	—	—	—	52
Central	(206)	11	—	86	—	(109)
	507	164	4	89	44	808

An explanation of the reconciling items between reported and underlying performance measures is included in Note 1(y).

Cadbury Report & Accounts 2009

Financial statements continued

	Re-presented[1] 2008
	Reported measures			Segment measures
	Revenue £m	Profit from operations £m	Operating margins %	Revenue £m	Underlying profit from operations £m	Underlying margins %
Britain and Ireland	1,269	81	6.4	1,269	139	11.0
Middle East and Africa	376	26	6.9	376	34	9.0
Europe	1,097	44	4.0	1,097	115	10.5
North America	1,201	218	18.2	1,201	231	19.2
South America	430	78	18.1	430	84	19.5
Pacific	664	72	10.8	664	106	16.0
Asia	338	34	10.1	338	37	10.9
	5,375	553	10.3
Central	9	(165)	n/a	9	(108)	n/a
	5,384	388	7.2

An explanation of segment performance measures is included in Note 1(e).

Reconciliation of profit from operations and profit before taxation to underlying performance measure

	Re-presented[1] 2008
	Reported performance £m	Reversal of restructuring costs £m	Reversal of amortisation and impairment of intangibles £m	Reversal of non-trading items £m	IAS 39 adjustment £m	Underlying profit from operations £m
Britain and Ireland	81	14	—	9	35	139
Middle East and Africa	26	7	—	—	1	34
Europe	44	63	2	—	6	115
North America	218	11	2	(4)	4	231
South America	78	7	—	(1)	—	84
Pacific	72	29	—	(2)	7	106
Asia	34	3	—	—	—	37
Central	(165)	60	—	(3)	—	(108)
	388	194	4	(1)	53	638

An explanation of the reconciling items between reported and underlying performance measures is included in Note 1(y).

[1]

The Group has re-presented its segmental analysis for the comparative 2008 financial information to represent the new Business Unit structure as this is consistent with the way in which the Chief Operating Decision Maker reviews the results of the operating segments. 2008 has been represented for the inclusion of the IAS 19 pension financing (charge)/credit in non-underlying in the income statement.

Cadbury Report & Accounts 2009

Financial statements continued

(b) Other Business Segment Items

	2009
		Property, plant and equipment and software intangible additions:
	Acquisition of Intangibles £m	- excluding acquired subsidiaries £m	acquired subsidiaries £m	Depreciation and amortisation of software intangibles £m	Amortisation and Impairment of intangibles £m
Britain and Ireland	—	54	—	56	—
Middle East and Africa	—	27	—	14	—
Europe	—	146	—	51	2
North America	—	50	—	41	2
South America	—	21	—	12	—
Pacific	—	57	—	25	—
Asia	—	30	—	12	—
Central	23	1	—	11	—
Continuing Operations	23	386	—	222	4
Discontinued Operations
Australia Beverages	—	3	—	—	—
	23	389	—	222	4

	Re-presented[1] 2008
		Property, plant and equipment and software intangible additions:
	Acquisition of Intangibles £m	- excluding acquired subsidiaries £m	acquired subsidiaries £m	Depreciation and amortisation of software intangibles £m	Amortisation and Impairment of intangibles £m
Britain and Ireland	—	58	—	53	—
Middle East and Africa	—	19	—	13	—
Europe	(8)	178	(14)	33	2
North America	—	68	—	38	2
South America	—	16	—	10	—
Pacific	—	42	—	19	—
Asia	—	33	—	10	—
Central	—	13	—	16	—
Continuing Operations	(8)	427	(14)	192	4
Discontinued Operations
Americas Beverages	(3)	61	4	23	8
Australia Beverages	—	16	—	17	—
	(11)	504	(10)	232	12

[1]

The Group has re-presented its segmental analysis for the comparative 2008 financial information to represent the new Business Unit structure as this is consistent with the way in which the Chief Operating Decision Maker reviews the results of the operating segments.

(c) Significant country revenue and non current assets

Revenue generated by UK businesses was £1,211 million (2008: £1,123 million). Non-current assets of £451 million (2008: £462 million) are held by the Group’s UK businesses. Revenue generated by US businesses was £719 million (2008: £597 million).

Cadbury Report & Accounts 2009

Financial statements continued

1. Nature of operations and accounting policies

(a) Nature of operations and segmental results

Cadbury plc (the “Company”) and its subsidiaries and associated undertakings (the “Group”) is an international confectionery business which sells its products in almost every country in the world. The origins of the business stretch back over 200 years. Cadbury has a broad portfolio of well established regional and local brands which include Cadbury, Trident, Halls, Green & Blacks, The Natural Confectionery Co., Dentyne and Hollywood.

The discontinued operations relate to the beverage business in America which was demerged in 2008 and in Australia which was disposed of in 2009. The Income Statement and related notes classify these businesses as discontinued, in accordance with IFRS 5, “Non-current assets held for sale and discontinued operations” as described in Note 32. The re-presentation of 2008 information relates to the reclassification of certain cash and short-term investment balances (refer to note 1(s)).

Significant measures used by management in assessing segmental performance include revenue, underlying profit from operations (profit from operations before restructuring costs, non-trading items, amortisation and impairment of acquisition intangible, exceptional items and IAS 39 adjustment) and underlying operating margins (operating margins before restructuring costs, non-trading items, amortisation and impairment of acquisition intangibles, exceptional items and IAS 39 adjustment).

(b) Accounting convention

The financial statements are prepared under the historical cost convention, except for the revaluation of financial instruments, and on a going concern basis.

These financial statements have been prepared in accordance with IFRSs as endorsed and adopted for use in the EU and IFRSs as issued by the International Accounting Standards Board and therefore comply with Article 4 of the EU IAS Regulation, IFRIC interpretations and those parts of the Companies Act 2006 applicable to companies reporting under IFRS. At the date of authorisation of these financial statements, the following Standards and Interpretations which have not been applied in these financial statements were in issue but not yet effective:

Amendment to IFRS 2 – Share-based payments

Amendment to IFRS 9 – Financial Instruments

Amendment to IAS 24 – Related Party Disclosures

Amendment to IAS 32 – Financial Instruments: presentation

Amendment to IFRIC 14 – Prepayments of a Minimum Funding Requirement

IFRIC 19 – Extinguishing Financial Liabilities with Equity Instruments

The Directors do not expect that the adoption of these Standards and Interpretations in future periods will have a material impact on the financial statements of the Group.

For the year ended 31 December 2009, the Group adopted IAS 1 (Revised) Presentation of Financial Statements. IAS 1 (Revised) requires the presentation of the Statement of Changes in Equity as a primary statement, separate from the Income Statement and Statement of Recognised Income and Expense. As a result, a condensed consolidated Statement of Changes in Equity has been presented as a primary statement.

The Group has also adopted the amendment to IAS 23 – Borrowing costs, requiring capitalisation of borrowing costs on qualifying capital expenditure incurred on significant projects that commenced after 1 January 2009. The amount of borrowing costs capitalised in the period was not significant.

The Group previously adopted IFRS 8 “Operating Segments”, in advance of its effective date, with effect from 1 January 2008.

Cadbury Report & Accounts 2009

Financial statements continued

1. Nature of operations and accounting policies (continued)

The Group has applied the amendments to IAS 38 “Intangible assets” to its advertising and promotional expenditures effective for annual periods beginning on or after 1 January 2009, including the clarification of when a company recognises expenditure incurred in respect of the supply of goods and of services associated with advertising and promotional expenditure. As a result, advertising costs will now be recognised upon completion of the service rendered and costs of samples and catalogues will be recognised upon receipt or production of the goods. The Group has considered the need for retrospective application of this amendment but has concluded that this is not necessary on the grounds of materiality.

(c) Preparation of financial statements

The preparation of financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(d) Basis of consolidation

The financial statements are presented in the form of Group financial statements. The Group financial statements consolidate the accounts of the Company and the entities controlled by the Company (including all of its subsidiary entities) after eliminating internal transactions and recognising any minority interests in those entities. Control is achieved where the Company has the power to govern the financial and operating policies of an investee entity so as to obtain economic benefits from its activities.

Minority interests are shown as a component of equity in the balance sheet and the share of profit attributable to minority interests is shown as a component of profit for the period in the consolidated income statement.

Results of subsidiary undertakings acquired during the financial year are included in Group profit from the effective date of control. The separable net assets, both tangible and intangible, of newly acquired subsidiary undertakings are incorporated into the financial statements on the basis of the fair value to the Group as at the effective date of control.

Results of subsidiary undertakings disposed of during the financial year are included in Group profit up to the effective date of disposal.

Entities in which the Group is in a position to exercise significant influence but does not have the power to control or jointly control are associated undertakings. Joint ventures are those entities in which the Group has joint control. The results, assets and liabilities of associated undertakings and interests in joint ventures are incorporated into the Group’s financial statements using the equity method of accounting.

The Group’s share of the profit after interest and tax of associated undertakings is included as one line below profit from operations. Investments in associated undertakings are carried in the balance sheet at cost as adjusted by post-acquisition changes in the Group’s share of the net assets of the entity. All associated undertakings have financial years that are coterminous with the Group’s, with the exception of Camelot Group plc (“Camelot”) whose financial year ends in March. The Group’s share of the profits of Camelot is based on its most recent, unaudited financial statements to 30 September.

(e) Segmental analysis

Business reportable segments

From 1 January 2009, the Group was reorganised into seven Business Units. Britain, Ireland, Middle East and Africa (BIMA) was split into two Business Units, Britain & Ireland and Middle East & Africa, Asia Pacific was split into Asia and Pacific, Americas was split into North America and South America and Europe remained unchanged.

Cadbury Report & Accounts 2009

Financial statements continued

1. Nature of operations and accounting policies (continued)

The Group manages the segments as strategic business units. They are managed separately because of the differing market conditions and consumer tastes in the different geographies, which require differing branded products and marketing strategies. The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

Basis of recharge of costs between segments

Certain central costs are considered to relate to the operating segments, for example where individuals have dual roles or services are provided by a Group function instead of external contractors, for example IT or legal services. These costs are recharged with a suitable mark-up and settled as other trading intercompany balances.

(f) Foreign currencies

Transaction differences arising from exchange rate variations of monetary items in trading transactions are included within profit from operations while those arising on financing transactions are recorded within investment revenue or finance costs, as appropriate. The functional currency of each of the Company’s subsidiaries is the currency of the primary economic environment in which the subsidiary operates which is generally the local currency in which each subsidiary is located. Monetary assets and liabilities denominated in a currency other than the functional currency of each of the Company’s subsidiaries are translated into the functional currency at the rates ruling at the end of the financial year.

The consolidated financial statements are prepared in pounds sterling. The balance sheets of overseas subsidiaries are translated into pounds sterling at the rates of exchange ruling at the end of the financial year. The results of overseas subsidiary undertakings for the financial year are translated into sterling at an annual average rate, calculated using the exchange rates ruling at the end of each month. Differences on exchange arising from the retranslation of opening balance sheets of overseas subsidiary undertakings (or date of control in the case of acquisitions during the year) to the rate ruling at the end of the financial year are taken directly to the Group’s translation reserve. In addition, the exchange differences arising from the translation of overseas profit and losses are taken directly to the Group’s translation reserve. Such translation differences are recognised as income or expense in the financial year in which the operations are disposed of.

Where subsidiaries operate in countries with hyperinflationary economies, the financial statements are stated in terms of the measuring unit currency at the balance sheet date, and corresponding figures for the previous year are restated in terms of the same measuring unit.

(g) Revenue

Revenue represents the invoiced value of sales and royalties excluding inter-company sales, value added tax and sales taxes that arise as a result of the Group’s sale of branded chocolate, gum and candy confectionery products and branded soft drinks. It is stated net of trade discounts, sales incentives, up-front payments, slotting fees and other non-discretionary payments.

Revenue is recognised when the significant risks and rewards of ownership of the goods have transferred to the buyer, the price is fixed or determinable and collection of the amount due is reasonably assured. A provision for sales returns is estimated on the basis of historical returns and is recorded so as to allocate these returns to the same period as the original revenue is recorded. Interest income is accrued on a time basis, by reference to the principal outstanding and at the effective interest rate applicable.

(h) Research and development expenditure

Expenditure on research activities is recognised as an expense in the financial year in which it is incurred.

Cadbury Report & Accounts 2009

Financial statements continued

1. Nature of operations and accounting policies (continued)

Development expenditure is assessed and capitalised if it meets all of the following criteria:

>	an asset is created that can be identified;

>	it is probable that the asset created will generate future economic benefits; and

>	the development cost of the asset can be measured reliably.

Capitalised development costs are amortised over their expected economic lives. Where no internally generated intangible asset can be recognised, development expenditure is recognised as an expense in the financial year in which it is incurred.

(i) Advertising costs

Advertising costs are recognised upon completion of the service rendered and costs of samples are recognised upon receipt or production of the goods. No amounts are capitalised for direct response advertising.

(j) Share-based payments

The Group issues equity settled share-based payments to certain employees. A fair value for the equity settled share awards is measured at the date of grant. Management measures the fair value using the valuation technique that they consider to be the most appropriate to value each class of award. Methods used include Binomial models, Black-Scholes calculations and Monte Carlo simulations. The valuations take into account factors such as non-transferability, exercise restrictions and behavioural considerations.

An expense is recognised to spread the fair value of each award over the vesting period on a straight-line basis, after allowing for an estimate of the share awards that will eventually vest. The estimate of the level of vesting is reviewed at least annually, with any impact on the cumulative charge being recognised immediately.

(k) Restructuring costs

The restructuring of the Group’s existing operations and the integration of acquisitions gives rise to significant incremental one-off costs. The most significant component of these restructuring costs is typically redundancy payments. The Group views restructuring costs as costs associated with investment in future performance of the business and not part of the Group’s trading performance. These costs have a material impact on the absolute amount of and trend in the Group profit from operations and operating margins. Therefore, such restructuring costs are shown as a separate line item within profit from operations on the face of the income statement. In 2009 and 2008, the Group has incurred costs of approximately 0.5% of revenue which are restructuring in nature but relate to the maintenance of an efficient business. These costs are termed business improvement costs and are included within the underlying operating results of the business as they are expected to be incurred each year and hence will not distort the performance trends of the business.

Restructuring costs and business improvement costs are recognised when the Group has a detailed formal plan for the restructuring that has been communicated to the affected parties. A liability is recognised for unsettled restructuring costs.

(l) Non-trading items

Cadbury’s trade is the marketing, production and distribution of branded confectionery. As part of its operations the Group may dispose of or recognise an impairment of subsidiaries, associates, investments, brands and significant fixed assets that do not meet the requirements to be separately disclosed outside of continuing operations, or recognise expenses relating to the separation of a business

Cadbury Report & Accounts 2009

Financial statements continued

1. Nature of operations and accounting policies (continued)

or external advisor costs incurred in relation to the takeover approach by Kraft Foods Inc which does meet the requirements to be separately disclosed as a discontinued operation. These discrete activities form part of the Group’s operating activities and are reported in arriving at the Group’s profit from operations: however, management does not consider these items to be part of its trading activities. The gains and losses on these discrete items can be significant and can give rise to gains or losses in different reporting periods. Consequently, these items can have a material impact on the absolute amount of and trend in the Group profit from operations and operating margins. Therefore any gains and losses (including transaction costs incurred) on these non-trading items are shown as a separate line item within profit from operations on the face of the income statement.

(m) Earnings per ordinary share

Basic earnings per ordinary share (EPS) is calculated by dividing the profit for the period attributable to equity holders of the parent by the weighted average number of shares in issue during the year. Diluted EPS is calculated by dividing the profit for the period attributable to equity holders of the parent by the weighted average number of shares in issue during the year increased by the effects of all dilutive potential ordinary shares (primarily share awards).

Underlying EPS represents basic EPS, adjusted in order to exclude amortisation and impairment of acquisition intangibles, restructuring costs, non-trading items, IAS 39 adjustments, the IAS 19 financing result associated with defined benefit pension accounting, exceptional items and associated tax effect as described in Note 1 (y).

(n) Goodwill

Goodwill arising on consolidation represents the excess of the cost of acquisition over the Group’s interest in the fair value of the identifiable assets and liabilities of the acquired entity at the date of the acquisition. Goodwill is recognised as an asset and assessed for impairment at least annually. Where applicable the asset is treated as a foreign currency item and retranslated at each year end. Where an impairment test is performed on goodwill, a discounted cash flow analysis is carried out based on the cash flows of the cash-generating unit (CGU) and comparing the carrying value of assets of the CGU with their recoverable amount. These cash flows are discounted at rates that management estimate to be the risk affected average cost of capital for the particular businesses. Any impairment is recognised immediately in the income statement.

Upon a step acquisition from associate to subsidiary, the acquiree’s assets and liabilities are recognised at their fair value in the Group’s balance sheet. Goodwill is calculated separately at each stage of the acquisition using the share of the fair value of net assets acquired. This gives rise to the creation of an IFRS 3 revaluation reserve as a separate component within equity which represents the fair value uplift attributable to the previously held share of assets and liabilities. A reserves transfer will be made to offset any incremental depreciation on the revalued assets.

Upon disposal of a subsidiary, associate or joint venture the attributable goodwill is included in the calculation of the profit or loss on disposal. Goodwill written off to reserves under UK GAAP prior to 1998 has not been reinstated and is not included in determining any subsequent profit or loss on disposal.

(o) Acquisition intangibles

Brands

The main economic and competitive assets of the Group are its brands, including the Cadbury brand, some of which are not on the balance sheet as these are internally generated. The Group carries assets in the balance sheet only for major brands that have been acquired since 1986. Acquired brand values are calculated based on the Group’s valuation methodology, which is based on valuations of discounted cash flows. Intangible assets are treated as local currency assets and are retranslated to the exchange rate in effect at the end of the financial year. Where the Group licenses the use of a brand then there is no value recognised in the Group’s accounts.

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1. Nature of operations and accounting policies (continued)

No amortisation is charged on over 95% of brand intangibles, as the Group believes that the value of these brands is maintained indefinitely. The factors that result in the durability of brands capitalised is that there are no material legal, regulatory, contractual, competitive, economic or other factors that limit the useful life of these intangibles. Furthermore:

>	The Group is a brands business and expects to acquire, hold and support brands for an indefinite period. The Group supports these brands through spending on consumer marketing across the business and through significant investment in promotional support. The brands capitalised are expected to be in longstanding and profitable market sectors.

>	The likelihood that market based factors could truncate a brand’s life is relatively remote because of the size, diversification and market share of the brands in question.

>	The Group owns the trademark for all brands valued on the balance sheet and renews these for nominal cost at regular intervals. The Group has never experienced problems with such renewals.

Where a brand’s life is not deemed to be indefinite it is amortised over its expected useful life on a straight-line basis, with the lives reviewed annually.

Other

The Group also recognises certain other separately identifiable intangible assets at fair value on acquisition. These include customer relationships and customer contracts. Amortisation is charged on customer relationships and contracts over the expected recoverable life.

Impairment review

The Group carries out an impairment review of its tangible and definite life intangible assets when a change in circumstances or situation indicates that those assets may have suffered an impairment loss. Intangible assets with indefinite useful lives are tested for impairment at least annually and whenever there is an indication that the asset may be impaired. Impairment is measured by comparing the carrying amount of an asset or of a cash-generating unit with the ‘recoverable amount’, that is the higher of its fair value less costs to sell and its ‘value in use’. ‘Value in use’ is calculated by discounting the expected future cash flows, using a discount rate based on an estimate of the rate that the market would expect on an investment of comparable risk.

(p) Software and other intangibles

Where computer software is not an integral part of a related item of computer hardware, the software is treated as an intangible asset. Capitalised internal-use software costs include external direct costs of materials and services consumed in developing or obtaining the software, and payroll and payroll-related costs for employees who are directly associated with and who devote substantial time to the project. Capitalisation of these costs ceases no later than the point at which the project is substantially complete and ready for its intended purpose. These costs are amortised over their expected useful life on a straight-line basis, with the lives reviewed annually.

Other intangibles represents rights acquired under sponsorship agreements and are amortised over periods during which goods and services are received under terms of the contract.

(q) Property, plant and equipment and leases

Assets are recorded in the balance sheet at cost less accumulated depreciation and any accumulated impairment losses. Where the construction of an asset is over a significant period of time an imputed interest charge using the Group’s average effective interest rate is included in the cost recorded. Under UK GAAP, certain assets were revalued in 1995 and the depreciated revalued amount was treated as deemed cost on transition to IFRS.

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1. Nature of operations and accounting policies (continued)

Depreciation is charged (excluding freehold land and assets in course of construction) so as to write off the cost of assets to their residual value, over their expected useful lives using the straight-line method. The principal rates are as follows:

Freehold buildings and long leasehold properties	2.5%
Plant and machinery	7% – 10%
Vehicles	12.5% – 20%
Office equipment	10% – 20%
Computer hardware	12.5% – 33%

Assets in the course of construction are not depreciated until they are available for use, at which time they are transferred into one of the categories above and depreciated according to the rates noted.

Short leasehold properties are depreciated over the shorter of the estimated life of the asset and the life of the lease.

In specific cases different depreciation rates are used, e.g. high-speed machinery, machinery subject to technological changes or any machinery with a high obsolescence factor.

Where assets are financed by leasing agreements and substantially all the risks and rewards of ownership are substantially transferred to the Group (“finance leases”) the assets are treated as if they had been purchased outright and the corresponding liability to the leasing company is included as an obligation under finance leases. For property leases, the land and buildings elements are treated separately to determine the appropriate lease classification. Depreciation on assets held under finance leases is charged to the income statement on the same basis as owned assets. Leasing payments are treated as consisting of capital and interest elements and the interest is charged to the income statement as a financing charge. All other leases are “operating leases” and the relevant annual rentals are charged wholly to the income statement.

(r) Inventories

Inventories are recorded at the lower of average cost and estimated net realisable value. Cost comprises direct material and labour costs together with the relevant factory overheads (including depreciation) on the basis of normal activity levels. Amounts are removed from inventory based on the average value of the items of inventory removed.

(s) Cash and cash equivalents

Cash and cash equivalents comprise cash on hand and demand deposits and other short-term highly liquid investments that are readily convertible to a known amount of cash and are subject to an insignificant risk of change in value.

Following clarification of the Group’s presentational accounting policy, the Group has re-presented certain amounts between cash and cash equivalents and short-term investments as defined in note 1(x) to ensure the consistency of accounting policy across the Group. This has resulted in the re-presentation on the balance sheet as noted below. In accordance with IAS 1 (Revised), a balance sheet is also presented at the beginning of the period in which the representation occurred, at 31 December 2007.

	Re-presented 31 December 2008 £m	As previously presented 31 December 2008 £m	Re-presented 31 December 2007 £m	As previously presented 31 December 2007 £m
Short term investments	108	247	79	2
Cash and cash equivalents	390	251	416	493
Short term investments and cash and cash equivalents	498	498	495	495

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This also resulted in a re-presentation in the 2008 cash flow statement reducing amounts previously shown as a cash outflow on equity investments and money market deposits by £216 million with a related impact on opening and closing cash and cash equivalents.

There is no impact on net debt, the Group’s measure of liquidity, profit, current assets, total assets or shareholders’ equity of this re-presentation.

(t) Assets held for sale and discontinued operations

When the Group intends to dispose of, or classify as held for sale, a business component that represents a separate major line of business or geographical area of operations it classifies such operations as discontinued. The post tax profit or loss of the discontinued operations is shown as a single amount on the face of the income statement, separate from the other results of the Group.

An allocation of interest relating to the debt demerged with the Americas Beverages business has been included within Discontinued Operations in 2008.

Assets classified as held for sale are measured at the lower of carrying value and fair value less costs to sell.

Non-current assets and disposal groups are classified as held for sale if their carrying amount will be recovered through a sale transaction rather than through continuing use. This condition is regarded as met only when management are committed to the sale, the sale is highly probable and expected to be completed within one year from classification and the asset is available for immediate sale in its present condition.

Disposal groups are classified as discontinued operations where they represent a major line of business or geographical area of operations. The income statement for the comparative periods will be represented to show the discontinued operations separate from the continuing operations.

(u) Taxation

The tax charge for the year includes the charge for tax currently payable and deferred taxation. The current tax charge represents the estimated amount due that arises from the operations of the Group in the financial year and after making adjustments to estimates in respect of prior years.

Deferred tax is recognised in respect of all differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit, except where the temporary difference arises from goodwill or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit.

Deferred tax liabilities are recognised where the carrying value of an asset is greater than its associated tax basis or where the carrying value of a liability is less than its associated tax basis. Deferred tax is provided for any differences that exist between the tax base and accounting base of brand intangibles arising from a business combination.

A deferred tax asset is regarded as recoverable and therefore recognised only when, on the basis of all available evidence, it can be regarded as more likely than not that there will be suitable taxable profits from which the future reversal of the deductible temporary difference or tax loss can be utilised.

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1. Nature of operations and accounting policies (continued)

(u) Taxation (continued)

The Group is able to control the timing of dividends from its subsidiaries and hence does not expect to remit overseas earnings in the foreseeable future in a way that would result in a charge to taxable profit. Hence deferred tax is recognised in respect of the retained earnings of overseas subsidiaries only to the extent that, at the balance sheet date, dividends have been accrued as receivable or a binding agreement to distribute past earnings in future has been entered into by the subsidiary. Deferred tax is recognised for unremitted overseas earnings on its associates and interests in joint ventures.

Deferred tax is measured at the tax rates that are expected to apply in the periods in which the temporary differences are expected to reverse, based on tax rates and laws that have been enacted or substantively enacted, by the balance sheet date. Deferred tax is measured on a non-discounted basis.

(v) Provisions

Provisions are recognised when the Group has a present obligation as a result of a past event, and it is probable that the Group will be required to settle that obligation. Provisions are measured at the directors best estimate of the expenditure required to settle the obligation at the balance sheet date, and are discounted to present value where the effect is material.

(w) Pensions and other post-retirement benefits

The cost of defined contribution retirement schemes is charged as an expense as the costs become payable. Any difference between the payments and the charge is recognised as a short-term asset or liability. Payments to state-managed retirement benefit schemes where the Group’s obligations are equivalent to those arising in a defined contribution retirement benefit scheme are treated in the same manner.

For defined benefit retirement schemes, the cost of providing the benefits is determined using the Projected Unit Credit Method, with actuarial valuations being carried out at each balance sheet date. Past service cost is recognised immediately to the extent the benefits are vested, and otherwise are amortised straight line over the average period until the benefits become vested. The current service cost and the recognised element of any past service cost are presented within Profit from Operations. The expected return on plan assets less the interest arising on the pension liabilities is presented within finance costs as a non-underlying item due to its volatility as a result of its dependence on external market factors at one point in time. Actuarial gains and losses are recognised in full in the period in which they occur, outside of profit and loss and presented in the Statement of Recognised Income and Expense. The expected return on plan assets reflects the estimate made by management of the long-term yields that will arise from the specific assets held within the pension plan.

The retirement benefit obligation recognised in the balance sheet represents the present value of the defined benefit obligation as adjusted for unrecognised past service cost and the fair value of any relevant scheme assets. Where a deep market for corporate bonds exists, the discount rate applied in arriving at the present value represents yields on high quality corporate bonds in a similar economic environment with lives similar to the maturity of the pension liabilities. In the absence of a deep market for such corporate bonds a government bond yield is used. Any net assets resulting from this calculation are limited to the extent of any past service cost, plus the present value of guaranteed refunds (even if available only at the end of the plan) and reductions in future contributions to the plan.

(x) Financial instruments

Recognition

Financial assets and financial liabilities are recognised on the Group’s balance sheet when the Group becomes party to the contractual provisions of the instrument on a trade date basis.

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1. Nature of operations and accounting policies (continued)

Derivative financial instruments

The Group manages exposures using hedging instruments that provide the appropriate economic outcome. Where it is permissible under IAS 39, the Group’s policy is to apply hedge accounting to hedging relationships where it is both practical to do so and its application reduces volatility.

Transactions that may be effective hedges in economic terms may not always qualify for hedge accounting under IAS 39. Due to the nature of many of the Group’s hedging and derivative instruments it is unlikely that hedge accounting will be adopted for these hedging relationships. Consequently, movements in the fair value of derivative instruments will be immediately recognised in the income statement and may lead to increased volatility. The Group will separately disclose the impact of such volatility.

1. Nature of operations and accounting policies

(x) Financial instruments (continued)

The Group is exposed to a number of different market risks arising from its international business. Derivative financial instruments are utilised by the Group to reduce risk, to alter interest rate exposures arising from mismatches between assets and liabilities or to achieve greater certainty of future costs. These exposures fall into two main categories:

Transactional exposures

The Group is exposed to changes in prices of its raw materials, certain of which are subject to potential short and long-term fluctuations. In respect of such commodities the Group enters into derivative contracts in order to provide a stable cost base for marketing finished products. The use of commodity derivative contracts enables the Group to obtain the benefit of guaranteed contract performance on firm priced contracts offered by banks, the exchanges and their clearing houses. In principle these derivatives may qualify as “cash flow hedges” of future forecast transactions. To the extent that the hedge is deemed effective, the movement in the fair value of the derivative would be deferred in equity and released to the income statement as the cash flows relating to the underlying transactions are incurred.

The Group has transactional currency exposures arising from its international trade. The Group also enters into certain contracts for the physical delivery of raw materials which may implicitly contain a transactional currency exposure, an “embedded derivative”. The Group’s policy is to take forward cover for all forecasted receipts and payments (including inter-company transactions) for as far in advance as the pricing structures are committed. The Group makes use of the forward foreign exchange markets to hedge its exposures. In principle these derivatives may qualify as “cash flow hedges” of future forecast transactions. To the extent that the hedge is deemed effective, the movement in the fair value of the derivative would be deferred in equity and released to the income statement as the cash flows relating to the underlying transactions are incurred.

Treasury hedging

Interest rate swaps, cross currency interest rate swaps and forward rate agreements are used to convert fixed rate borrowings to floating rate borrowings. In principle, these derivatives would qualify as “fair value hedges” of the underlying borrowings. To the extent that the hedge is deemed effective, the carrying value of the borrowings would be adjusted for changes in their fair value attributable to changes in interest rates through the income statement. There would also be an adjustment to the income statement for the movement in fair value of the hedging instrument that would offset, to the extent that the hedge is effective, the movement in the carrying value of the underlying borrowings.

Interest rate swaps and forward rate agreements are used to convert a proportion of floating rate borrowings to fixed rate. In principle, these transactions would qualify as “cash flow hedges” of floating rate borrowings. To the extent that the hedge is deemed effective, the movement in the fair value of the derivative would be deferred in equity and released to the income statement as the cash flows relating to the underlying borrowing are incurred. However, where these transactions hedge another derivative (e.g. fixed to floating rate interest rate swap), they would not qualify for hedge accounting under IAS 39 because the risk being hedged is a risk created by the use of derivatives.

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1. Nature of operations and accounting policies (continued)

Where it is neither practical nor permissible to apply hedge accounting to the Group’s derivative instruments, the movements in the fair value of these derivative instruments are immediately recognised in the income statement within financing.

Trade receivables

Trade receivables are measured at initial recognition at fair value, and are subsequently measured at amortised cost using the effective interest rate method. Appropriate allowances for estimated, irrecoverable amounts are recognised in the income statement when there is objective evidence that the asset is impaired. The allowance recognised is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows discounted at the effective interest rate computed at initial recognition.

Trade payables

Trade payables are initially measured at fair value, and are subsequently measured at amortised cost, using the effective interest rate method.

Borrowings

Borrowings are initially recognised at fair value plus any transaction costs associated with the issue of the relevant financial liability. Subsequent to initial measurement, borrowings are measured at amortised cost with the borrowing costs being accounted for on an accrual basis in the income statement using the effective interest rate method. At the balance sheet date accrued interest is recorded separately from the associated borrowings within current liabilities.

The fair value adjustments for all borrowings designated as hedged items in a fair value hedge are disclosed separately as a net figure. The fair value adjustment is calculated using a discounted cash flow technique based on observable market inputs.

Short-Term Investments

Short-term investments held by the Group are in the form of bank deposits and money market fund deposits. Investments are recognised and derecognised on a trade date where the purchase or sale of an investment is under a contract whose terms require delivery of the investment within the timeframe established by the market concerned, and initially measured at fair value, plus transaction costs. Following initial recognition, investments are accounted for at amortised cost. Please Refer to note 1(s).

(y) Segment and EPS performance measures

Cadbury believes that underlying profit from operations, underlying earnings and underlying earnings per share provide additional useful information on underlying trends to shareholders. These measures are used by Cadbury management for internal performance analysis and incentive compensation arrangements for employees. The term underlying is not a defined term under IFRS and may not therefore be comparable with similarly titled profit measurements reported by other companies. As the Group has chosen to present an alternative earnings per share measure, a reconciliation of this alternative measure to the statutory measure required by IFRS is given in Note 13.

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1. Nature of operations and accounting policies (continued)

The principal adjustments made to reported profit and classified as non-underlying are summarised below:

>	Restructuring costs – the costs incurred by the Group in implementing significant restructuring projects, such as Vision into Action, the major Group-wide efficiency programme in pursuit of the mid-teen margin goal and integrating acquired businesses are classified as restructuring. These are programmes involving one-off incremental items of major expenditure. In addition, costs incurred to establish a stand-alone confectionery business after the divestment of the beverages businesses have also been classified as restructuring. The Group views restructuring costs as costs associated with investment in the future performance of the business and not part of the underlying performance trends of the business. Where material, restructuring costs are initially recognised after discounting to present value. The subsequent unwind of any discount is reported as a non-underlying finance cost if the associated provision resulted from non-underlying restructuring costs;

>	Amortisation and impairment of intangibles – the Group amortises certain short-life acquisition intangibles. This amortisation charge is not considered to be reflective of the underlying trading of the Group;

>	Non-trading items – while the gain or loss on the disposal or impairment of subsidiaries, associates, investments and fixed assets form part of the Group’s operating activities, the Group does not consider them to form part of its trading activities. The gains and losses (including transaction costs incurred such as external adviser costs incurred in relation to the take over approach by Kraft Foods Inc) on these discrete items can be significant and can have a material impact on the absolute amount of, and trend in, the Group profit from operations and operating margins. Any gains and losses on these non-trading items are therefore excluded in arriving at its underlying profit from operations;

>	IAS 19 Income Statement result for pension financing costs – underlying earnings includes the service costs but excludes the financing result element of IAS 19 which is volatile due to its dependence on external market factors at one point in time. The net charge or credit from the expected return on plan assets and interest arising on pension liabilities can have material impact on the absolute amount of and trend in the result for the year therefore this item is analysed outside underlying. This has resulted in the re-presentation of the IAS 19 pension financing credit in non-underlying as set out in note 1 (a) for the year ended 31 December 2009.

>	IAS 39 adjustments – under IAS 39, the Group seeks to apply hedge accounting to hedge relationships (principally under commodity contracts, foreign exchange forward contracts and interest rate swaps) where it is permissible, practical to do so and reduces overall volatility. Due to the nature of its hedging arrangements, in a number of circumstances, the Group is unable to obtain hedge accounting. The Group continues, however, to enter into these arrangements as they provide certainty of price and delivery for the commodities purchased by the Group, the exchange rates applying to the foreign currency transactions entered into by the Group and the interest rate applying to the Group’s debt. These arrangements result in fixed and determined cash flows. The Group believes that these arrangements remain effective, economic and commercial hedges. The effect of not applying hedge accounting under IAS 39 means that the reported profit from operations reflects the actual rate of exchange and commodity price ruling on the date of a transaction regardless of the cash flow paid by the Group at the predetermined rate of exchange and commodity price. In addition, the movement in the fair value of open contracts in the period is recognised in the financing charge for the period. While the impacts described above could be highly volatile depending on movements in exchange rates, interest yields or commodity prices, this volatility will not be reflected in the cash flows of the Group, which will be determined by the fixed or hedged rate. The volatility introduced as a result of not applying hedge accounting under IAS 39 has been excluded from our underlying performance measures to reflect the cash flows that occur under the Group’s hedging arrangements;

>	Exceptional items – certain other items which do not reflect the Group’s underlying trading performance and due to their significance and one-off nature have been classified as exceptional. The gains and losses on these discrete items can have material impact on the absolute amount of and trend in the profit from operations and result for the year. Therefore any gains and losses on such items are analysed outside underlying. In 2009 and 2008 there are no exceptional items in the continuing Group, the exceptional items within discontinued operations comprise:

•

Demerger costs – in 2008, the Group incurred significant transaction costs, including one-off financing fees, as a result of the separation of the Americas Beverages business which have been classified outside underlying earnings and

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1. Nature of operations and accounting policies (continued)

(y) Segment and EPS performance measures (continued)

•

Taxation – the tax impact of the above items are also excluded in arriving at underlying earnings. In addition, from time to time there may be tax items which as a consequence of their size and nature are excluded from underlying earnings including tax matters with authorities relating to UK and overseas matters, the tax impact of reorganisations undertaken in preparation for the separation of Americas Beverages and the recognition of deferred tax assets relating to the reassessment of capital losses and the tax basis of goodwill on the classification of Australia Beverages as an asset held for sale and significant one-off settlements or provision increases in the year.

(z) Critical accounting policies

The preparation of our financial statements in conformity with IFRS, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and revenue and expenses during the period.

Critical accounting policies are those that are most important to the portrayal of our financial condition, results of operations and cash flow, and require management to make difficult, subjective or complex judgements and estimates about matters that are inherently uncertain. Management bases its estimates on historical experience and other assumptions that it believes are reasonable. Our critical accounting policies are discussed below.

Actual results could differ from estimates used in employing the critical accounting policies and these could have a material impact on our results. We also have other policies that are considered key accounting policies, such as the policies for revenue recognition, cost capitalisation and cocoa accounting. However, these policies, which are discussed above, do not meet the definition of critical accounting estimates, because they do not generally require estimates to be made or judgements that are difficult or subjective.

Brands and other acquisition intangibles

Brands and other intangibles that are acquired through acquisition are capitalised on the balance sheet. These brands and other intangibles are valued on acquisition using a discounted cash flow methodology and we make assumptions and estimates regarding future revenue growth, prices, marketing costs and economic factors in valuing a brand. These assumptions reflect management’s best estimates but these estimates involve inherent uncertainties, which may not be controlled by management.

Upon acquisition we assess the useful economic life of the brands and intangibles. We do not amortise over 95% of our brands by value. In arriving at the conclusion that a brand has an in definite life, management considers the fact that we are a brands business and expect to acquire, hold and support brands for an indefinite period. We support our brands through spending on consumer marketing and through significant investment in promotional support, which is deducted in arriving at revenue. Many of our brands were established over 50 years ago and continue to provide considerable economic benefits today. We also consider factors such as our ability to continue to protect the legal rights that arise from these brand names indefinitely or the absence of any regulatory, economic or competitive factors that could truncate the life of the brand name.

The cost of brands and other acquisition intangibles with a finite life are amortised using a methodology that matches management’s estimate of how the benefit of the assets will be consumed. Each year we re-evaluate the remaining useful life of the brands and other intangibles. If the estimate of the remaining useful life changes, the remaining carrying values is amortised prospectively over that revised remaining useful life.

A strategic decision to withdraw marketing support from a particular brand or the weakening in a brand’s appeal through changes in customer preferences might result in management concluding that the brand’s life had become finite. Were intangible assets to be assigned a definite life, a charge would be recorded that would reduce reported profit from operations and reduce the value of the assets reported in the balance sheet. We have consistently applied our estimate of indefinite brand lives since the date we first recognised brands as intangible assets in 1989 except for one brand where we amended our original estimate from an indefinite life to a definite life asset as the products had been re-branded.

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1. Nature of operations and accounting policies (continued)

Recoverability of long-lived assets

We have significant long-lived asset balances, including in tangible assets, goodwill and tangible fixed assets. Where we consider the life of intangible assets and goodwill to be in definite the balance must be assessed for recoverability on at least an annual basis. In other circumstances the balance must be assessed for recoverability if events occur that provide indications of impairment. An assessment of recoverability involves comparing the carrying value of the asset with its recoverable amount, being the higher of fair value less costs to sell and value in use. Typically recoverable amount is based on value in use. If the recoverable amount of a long-lived asset were determined to be less than its carrying value, an impairment is charged to the income statement.

The key assumptions applied in arriving at a value in use for a long-lived asset are:

>	The estimated future cash flows that will be derived from the asset; and

>	The discount rate to be applied in arriving at a present value for these future cash flows.

Future cash flows

In estimating the future cash flows that will be derived from an asset, we make estimates regarding future revenue growth and profit margins for the relevant assets. These estimates are based on historical data, various internal estimates and a variety of external sources and are developed as part of the long-term planning process. Such estimates are subject to change as a result of changing economic and competitive conditions, including consumer trends. Higher estimates of the future cash flows will increase the value in use of assets. Conversely, lower estimates of cash flows will decrease the value in use of assets and increase the risk of impairment. We attempt to make the most appropriate estimates of future cash flows but actual cash flows may be greater or lower than originally predicted.

Discount rates

The future cash flows are discounted at rates that we estimate to be the risk adjusted cost of capital for the particular asset. An increase in the discount rate will reduce the value in use of the long-lived assets, which could result in the value in use falling below the asset’s carrying value and an impairment being realised as part of the annual impairment review. On the other hand a decrease in the discount rate will increase the value in use of the long-lived assets and decrease the likelihood of impairment.

Future changes in interest rates, the premium the capital markets place on equity investments relative to risk-free investments and the specific assessment of the capital markets as to our risk relative to other companies can all affect our discount rate. Increases in interest rates and/or the risk premium applied by the capital markets would both result in increased discount rates. Conversely a reduction in interest rates and/or the risk premium applied by the capital markets would both result in decreased discount rates. These factors are largely outside of our control or ability to predict.

Where applicable, we review the reasonableness of all assumptions by reference to available market data including, where applicable, the publicly quoted share price of the Company. Changes in the assumptions used by management can have a significant impact on the estimated fair value of assets and hence on the potential need for, or the size of, an impairment charge.

Trade spend and promotions

Accrued liabilities associated with marketing promotion programmes require difficult subjective judgements. We utilise numerous trade promotions and consumer coupon programmes. The costs of these programmes are recognised as a reduction to revenue with a corresponding accrued liability based on estimates made at the time of shipment or coupon release. The accrued liability for marketing promotions is determined through analysis of programmes, historical trends, expectations around customer and consumer participation, revenue and payment trends and experiences of payment patterns associated with similar programmes that have previously been offered, often in consultation with external advisers. Management has significant experience in making such estimates. However, each programme is different and it is possible that the initial estimate of the costs of such programmes and therefore the reduction in revenue recorded based on such estimates, may differ from the actual results. To the extent that the period end accrual proves different to the actual payments required in the subsequent period an adjustment is recorded in the subsequent period.

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1. Nature of operations and accounting policies (continued)

Pensions

Several subsidiaries around the world maintain defined benefit pension plans. The biggest plans are located in the UK, Ireland, US, Canada, Mexico and Australia. The pension liabilities recorded are based on actuarial assumptions, including discount rates, expected long-term rate of return on plan assets, inflation and mortality rates. The assumptions are based on current market conditions, historical information and consultation with and input from actuaries. Management reviews these assumptions annually. If they change, or if actual experience is different from the assumptions, the funding status of the plan will change and we may need to record adjustments to our previously recorded pension liabilities.

The cost of providing pension benefits is calculated using a projected unit credit method. The assumptions we apply are affected by short-term fluctuations in market factors. We use external actuarial advisers and management judgement to arrive at our assumptions.

In arriving at the present value of the pension liabilities, we estimate the most appropriate discount rate to be applied. We are required to base our estimate on the interest yields earned on high quality, long-term corporate bonds. As the estimate is based on an external market variable, the subjectivity of the assumption is more limited, however, actual interest rates may vary outside of our control, so the funding status and charge will change over time. A decrease in the discount factor will increase the pension liabilities and may increase the charge recorded. An increase in the discount factor will decrease the pension liabilities and may decrease the charge recorded.

In calculating the present value of the pension liabilities we are also required to estimate mortality rates (or life expectancy), including an expectation of future changes in mortality rates. The Group uses actuarial advisers to select appropriate mortality rates that best reflect the Group’s pension scheme population. If the mortality tables, or our expectation of future changes in the mortality tables, differ from actual experience then we will be required to revise our estimate of the pension liabilities and may be required to adjust the pension cost.

In calculating the pension cost, we are also required to estimate the expected return to be made on the assets held within the pension funds. We have taken direct account of the actual investment strategy of the associated pension schemes and expected rates of return on the different asset classes held. In the case of bond investments, the rates assumed have been directly based on market redemption yields at the measurement date, while those on other asset classes represent forward-looking rates that have typically been based on other independent research by investment specialists. In the UK the Trustees have purchase a bulk annuity contract for a proportion of the pensions. This is held as an investment to the Trust rather than providing benefits to this sub set of the liabilities. This contract is valued, for the purposes of the accounts, based on the underlying liabilities that they represent. A decrease in the expected rate of return will increase the pension charge for the year. Conversely, an increase in the expected rate of return will decrease the pension charge for the year. If the actual returns fall below the long-term trend estimate the charge recorded in future periods will increase. If the actual returns exceed the long-term estimate the charge recorded in future periods will decrease.

Where defined benefit pension plans have an asset value in excess of the valuation of liabilities we consider whether this surplus will be realisable by the Group in the future either through a reduction in contributions or guaranteed refunds on cessation of the plan.

An indication of the variability of the main assumptions applied by management for the UK plan over the past two years is set out below:

	2009	2008
Discount rate	5.7%	6.1%
Rate of asset returns	6.9%	6.2%
Rate of salary increases	4.5%	3.7%

A 50 basis point decrease in the estimate of the discount rate would have resulted in an approximate 8.1% increase in the pension liabilities. A 50 basis point decrease in the estimate of the long-term rate of return on assets would have resulted in an approximate £8.2 million increase in the pension costs.

Cadbury Report & Accounts 2009

Financial statements continued

1. Nature of operations and accounting policies (continued)

Income taxes

As part of the process of preparing our financial statements, we are required to estimate the income tax in each of the jurisdictions in which we operate. This process involves an estimation of the actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within the balance sheet.

Significant management judgment is required in determining the provision for income tax and the recognition of deferred tax assets and liabilities. However, the actual tax liabilities could differ from the provision. In such an event, we would be required to make an adjustment in a future period, and this could materially impact our financial position and results of operations.

We operate in numerous countries but the tax regulations in the US and the UK have the most significant effect on income tax, deferred tax assets and liabilities and the income tax expense. The tax regulations are highly complex and while we aim to ensure the estimates of tax assets and liabilities that are recorded are accurate, the process of agreeing tax liabilities with the tax authorities can take several years and there may be instances where the process of agreeing tax liabilities requires adjustments to be made to estimates previously recorded.

In the last two years the impact that revising the initial estimates has had on the recorded charge for current and deferred taxes and the corresponding increase in profits is set out below:

	2009 £m	2008 £m
(Reduction)/Increase in current tax charge	(1)	3
Reduction in deferred tax charge	(15)	(33)

We recognised deferred tax liabilities of £163 million (2008: £121 million) at 31 December 2009, and have recognised deferred tax assets of £241 million (2008: £181 million). There are further unrecognised deferred tax assets for losses of £208 million 2008: (£183 million). These losses relate to unrelieved tax losses in certain countries. We are required to assess the likelihood of the utilisation of these losses when determining the level of deferred tax assets for losses to be recognised. We do this based on the historical performance of the businesses, the expected expiry of the losses and the forecast performance of the business. These estimates continue to be assessed annually and may change in future years, for example if a business with a history of generating tax losses begins to show evidence of creating and utilising taxable profits. £88 million of such unrecognised tax losses have no time limits and hence these tax losses have a greater probability of future recognition. Any change in the recognition of deferred tax assets for losses would generate an income tax benefit in the income statement in the year of recognition and an income tax cost in the year of utilisation.

2. Revenue

An analysis of the Group’s revenue is as follows:

	2009 £m	2008 £m
Continuing operations
Sale of goods	5,967	5,375
Rendering of services[1]	8	9
	5,975	5,384
Investment revenue (see Note 9)	36	52
Discontinued operations (see Note 32)	102	1,389
	6,113	6,825

[1]	Rendering of services relates to research and development work performed and invoiced to third parties by the Group’s Science and Technology facilities.

Cadbury Report & Accounts 2009

Financial statements continued

3. Trading costs

(a) Trading costs analysis:

	2009 £m	2008 £m
Cost of sales	3,210	2,870
Distribution costs	262	247
Marketing and selling costs	629	584
Administrative expenses	1,110	1,098
Amortisation of definite life acquisition intangibles	4	4
	5,215	4,803

Cost of sales represents those costs directly related to preparation of finished goods (including ingredients, labour, utility costs and the depreciation costs that arise on manufacturing assets). Distribution costs include the cost of storing products and transporting them to customers. Marketing and selling costs is made up of the cost of brand support through direct advertising, and promotional marketing and the costs of supporting the sales and marketing effort. Administrative expenses include the cost of information technology, research and development and other back office functions.

The Group views restructuring costs as costs associated with investment in the future performance of our business and not part of the underlying performance trends of the business. Hence these restructuring costs are separately disclosed in arriving at profit from operations. The Group considers the amortisation and impairment of acquisition intangibles to be administrative in nature.

(b) Gross profit analysis:

	2009 £m	2008 £m
Revenue	5,975	5,384
Cost of sales	(3,210)	(2,870)
Gross profit	2,765	2,514

4. Restructuring costs

During 2009, the Group incurred £164 million (2008: £200 million) of restructuring costs. Of this total charge £nil million (2008: £6 million) relates to discontinued operations as disclosed in Note 32(g) and £164 million (2008: £194 million) relates to continuing operations as disclosed below. The Group initiated a restructuring programme in 2007 “Vision into Action”, in pursuit of mid-teen margins. The third party supply contract with Gumlink became onerous in 2007 and net penalties payable have been recognised in 2008 and 2009. The costs incurred to effect the separation and creation of a stand-alone confectionery business following the demerger of the Americas Beverages business and the sale of Australia Beverages have been classified as restructuring in 2008 and 2009.

	2009 £m	2008 £m
Vision into Action	142	142
Integration costs	15	9
Onerous contract and penalties payable – Gumlink	2	27
Separation and creation of stand-alone confectionery business costs	5	16
	164	194

Cadbury Report & Accounts 2009

Financial statements continued

Of this total charge of £164 million (2008: £194 million), £100 million (2008: £82 million) was redundancy related, £8 million (2008: £13 million) related to external consulting costs and £12 million (2008: £45 million) was associated with onerous contracts. £15 million (2008: £9 million) of integration costs primarily relates to the Group’s business in Turkey. The remaining costs consisted of asset write-offs, site closure costs, relocation costs, distribution contract termination payments. The analysis of these costs by segment is shown below:

	2009 £m	Re-presented 2008 £m
Britain and Ireland	42	14
Middle East and Africa	4	7
Europe	86	63
North America	2	11
South America	2	7
Pacific	17	29
Asia	—	3
Central	11	60
	164	194

5. Non-trading items

	2009 £m	2008 £m
Takeover related costs	(88)	—
Net loss on disposal of subsidiaries and brands	(1)	(6)
Profit on sale of investments	3	3
(Loss)/profit on disposal of land and buildings	(3)	4
	(89)	1

The 2009 net loss from non-trading items principally relates to the external adviser costs incurred in relation to the takeover offer by Kraft Foods Inc which was declared unconditional on 2 February 2010.

The 2008 net loss on disposal of subsidiaries and brands in the year relates to a profit on the disposal of a non-core brand of £2 million, offset primarily by the finalisation of the loss on disposal of Monkhill, the non-core confectionery business.

The 2009 profit on sale of investments relates to the sale of a non core investment. In 2008 it related to the sale of Dr Pepper Snapple Group, Inc shares held by the Employee Share Ownership Trust following the demerger of the Americas Beverages business.

The loss on disposal of land and buildings (2008: profit) principally consists of the gain or loss arising from the sale of surplus property.

6. Profit from operations

Profit from operations for continuing operations is after charging:

	2009 £m	2008 £m
Research and product development	80	69
Depreciation of property, plant and equipment – owned assets	186	151
– under finance leases	6	10
Amortisation of definite life acquisition intangibles	4	4
Amortisation of software intangibles	30	31
Maintenance and repairs	81	78
Advertising and promotional marketing	629	584
Impairment of trade receivables	11	12

There were net foreign exchange losses of £8 million recognised within profit from operations in 2009 (2008: £nil).

Analysis of profit from operations for discontinued operations is given in Note 32(c).

Cadbury Report & Accounts 2009

Financial statements continued

6. Profit from operations (continued)

Auditors’ remuneration

	2009 Continuing £m	2009 Discontinued £m	2009 Total £m	2008 Continuing £m	2008 Discontinued £m	2008 Total £m
Audit services
– for the audit of the Company’s annual accounts	1.0	–	1.0	1.0	–	1.0
– for the audit of the Company’s subsidiaries	3.7	0.2	3.9	3.7	0.2	3.9
Total audit fees	4.7	0.2	4.9	4.7	0.2	4.9
Other services pursuant to legislation	2.3	–	2.3	0.2	1.4	1.6
Tax services	1.1	–	1.1	0.2	–	0.2
Corporate finance services	0.6	–	0.6	–	0.4	0.4
Other services	0.3	–	0.3	0.8	–	0.8
Total non-audit fees	4.3	–	4.3	1.2	1.8	3.0
Auditors’ remuneration	9.0	0.2	9.2	5.9	2.0	7.9

In 2009, other services pursuant to legislation and the Corporate finance services fee primarily relates to services provided in relation to the takeover approach by Kraft Foods Inc and assurance regarding the half year review.

In 2008, other services pursuant to legislation primarily relates to shareholder/debt circular work related to the demerger of the Americas Beverages business and assurance regarding the half year review.

The nature of tax services comprises corporation tax advice and compliance services and amounts payable in relation to advice and compliance services on personal tax for expatriates.

7. Employees and emoluments

	2009 £m	2008 £m
Emoluments of employees, including Directors, comprised:
Wages and salaries	865	893
Social security costs	93	111
Post-retirement benefit costs (see Note 25)	59	64
Share-based payments (see Note 26)	29	35
Continuing operations	1,046	1,103

	2009	Re-presented[1] 2008
Average employee headcount:
Britain and Ireland	5,203	5,793
Middle East and Africa	5,217	5,685
Europe	9,933	9,603
North America	8,006	8,681
South America	5,246	5,487
Asia	5,981	5,574
Pacific	4,518	4,973
Central	694	721
Continuing operations	44,798	46,517

[1]	Employee numbers have been re-presented in accordance with the Group’s re-presentation of its business segments.

Emoluments of employees including Directors, of discontinued operations totalled £5 million (2008: £260 million), giving a total for the Group of £1,051 million (2008: £1,363 million). The average employee headcount of discontinued operations totalled 381(2008: 8,227). Further details of discontinued operations are given in Note 32(b).

Cadbury Report & Accounts 2009

Financial statements continued

8. Directors’ remuneration

The information on Directors’ Remuneration is included in Note 37

9. Investment revenue

	2009 £m	2008 £m
Interest on loans and receivables
Interest on bank deposits	33	25
Post retirement employee benefits	—	27
Interest on unwind of discounts on receivables	3	—
Investment revenue	36	52

10. Finance costs

	2009 £m	2008 £m
Finance loss on held for trading assets and liabilities
Net loss/(gain) arising on derivatives (held for trading) not in a designated hedge relationship	18	(94)
Interest on other liabilities
Bank and other loans	125	112
Commercial paper	5	29
Other interest
Post retirement employee benefits	8	—
Interest on unwind of discounts on provisions	2	3
Interest on tax and other provisions	14	—
Finance costs	172	50

Total interest on financial instruments that are not recognised at fair value through the income statement was £152 million (2008: £134 million).

An analysis of finance costs for discontinued operations is given in Note 32(d).

11. Taxation

Analysis of charge in period	2009 £m	2008 £m
Current tax – continuing operations:
– UK	(1)	—
– Overseas	(85)	(240)
– Adjustment in respect of prior years	1	(3)
	(85)	(243)
Deferred tax – continuing operations:
– UK	(4)	(12)
– Overseas	(29)	192
– Adjustment in respect of prior years	15	33
	(18)	213
Taxation – continuing operations	(103)	(30)

Cadbury Report & Accounts 2009

Financial statements continued

11. Taxation (continued)

UK current tax is calculated at 28% (2008: 28.5%) of the estimated assessable profit for the year. Taxation for other jurisdictions is calculated at the rates prevailing in the respective jurisdictions.

In addition to the amounts recorded in the income statement, a deferred tax credit relating to post-retirement benefits, share awards and other short-term temporary differences totalling £81 million (2008: £97 million) was recognised directly in equity. Deferred tax carried forward in the UK is calculated at 28% (2008: 28%).

The effective tax rate for the year can be reconciled to the UK corporation tax rate as follows:

	2009%	2008%
Tax at the UK corporation rate	28.0	28.5
Tax effects of:
Expenses not deductible in determining taxable profit	7.0	6.0
Income not taxable	(8.0)	(6.3)
Prior period adjustments	(4.4)	(7.5)
Different tax rates of subsidiaries operating in different jurisdictions	5.8	3.7
Transactions undertaken in preparation of the demerger of the Americas Beverages business[1]	—	(16.8)
Other	(0.6)	0.6
Share of results of associates	(0.5)	(0.7)
Effective tax rate for the year	27.3	7.5

[1]	The net tax credit relates to certain re-organisations carried out in preparation for the demerger of the Americas Beverages business in 2008

For details of taxation and the effective tax rate for discontinued operations see Note 32(e).

12. Dividends

	2009 £m	2008 £m
Amounts recognised as distributions to equity holders in the period:
Final dividend for the prior year of 11.1p (2008: 10.5p) per share	148	222
Interim dividend for the year of 5.7p (2008: 5.3p) per share	78	73
	226	295

Subject to the Kraft Final offer being declared wholly unconditional, the Directors declared and paid a special dividend of 10 pence per ordinary share, payable to those shareholders on the Company’s share register on 2 February 2010, equivalent to a cash payment of approximately £140 million. This comprises of 1,372 million existing shares in issue and an additional 27 million shares to be issued in settlement of the Group’s employee share schemes. The Company will not incur any tax charge upon payment of the proposed dividend.

The final dividend payments made in 2008 relate to dividends paid on Cadbury Schweppes plc shares, whereas other dividend payments relate to Cadbury plc shares.

13. Earnings per share

Set out below are earnings per share figures for statutory earnings measure and underlying earnings. IAS 33 specifically permits the inclusion of an alternative component of earnings provided these are presented with equal prominence and a reconciliation is provided between the component used and the line item from the income statement.

Cadbury Report & Accounts 2009

Financial statements continued

13. Earnings per share (continued)

(a) Basic EPS – Continuing and Discontinued

An explanation of the reconciling items between reported and underlying performance measures is included in Note 1 (y). The reconciliation between reported and underlying EPS, and between the earnings figures used in calculating them, is as follows:

	Earnings 2009 £m	EPS 2009 pence	Re-presented Earnings 2008 £m	Re-presented EPS 2008 pence
Reported – continuing and discontinued	509	37.4	364	22.6
Restructuring costs[1]	166	12.2	203	12.6
Amortisation and impairment of acquisition intangibles	4	0.3	12	0.7
Non-trading items[3]	98	7.2	(2)	(0.1)
Profit on disposal and demerger costs	(323)	(23.8)	122	7.5
IAS 19 Pension financing charge / (credit)	8	0.6	(26)	(1.6)
IAS 39 adjustment	63	4.6	(46)	(2.8)
Effect of tax on above items[2]	(7)	(0.5)	(160)	(9.9)
Underlying – continuing and discontinued	518	38.0	467	29.0

[1]

Restructuring costs are made up of £164 million (2008: £194 million) for continuing operations, £nil (2008: £6 million) for discontinued operations and £2 million (2008: £3 million) relating to the unwind of discounts on provisions recognised within finance costs.

[2]

Effect of tax on above items in 2009 includes a £88 million charge relating to the disposal of Australia Beverages and a £10 million charge relating to certain reorganisations of European businesses. During 2009, the Group has progressed tax matters with authorities resulting in a net non-underlying tax credit of £40 million, consisting of a net £64 million credit relating to UK matters and a £24 million charge relating to overseas tax matters, which is also included in this amount. In 2008 it includes a £39 million credit relating to certain reorganisations carried out in preparation for the demerger of the Americas Beverages business and a £44 million credit relating to the recognition of deferred tax assets arising from the reassessment of capital losses and the tax basis of goodwill on the classification of Australia Beverages as an asset held for sale in that year.

[3]	Non-trading items are made up of a £89 million charge in profit from operations and a £7 million charge relating to non-underlying finance costs and £2 million relating to discontinued operations.

(b) Diluted EPS – Continuing and Discontinued

Diluted EPS has been calculated based on the reported and underlying earnings amounts above. The diluted reported and underlying EPS are set out below:

	2009 pence	Re-presented 2008 pence

Diluted reported – continuing and discontinued	37.3	22.6
Diluted underlying – continuing and discontinued	37.9	28.9

A reconciliation between the shares used in calculating basic and diluted EPS is as follows:

	2009 million	2008 million
Average shares used in Basic EPS calculation	1,361	1,611
Dilutive share options outstanding	3	3
Shares used in diluted EPS calculation	1,364	1,614

Share options not included in the diluted EPS calculation because they were non-dilutive in the period totalled 1 million (2008: 3 million), as the exercise price of these share options was above the average share price for the relevant year.

Cadbury Report & Accounts 2009

Financial statements continued

13. Earnings per share (continued)

(c) Continuing Operations EPS

The reconciliation between reported continuing and underlying continuing EPS, and between the earnings figures used in calculating them, is as follows:

	Earnings 2009 £m	EPS 2009 pence	Re-presented Earnings 2008 £m	Re-presented EPS 2008 pence
Reported – continuing operations	274	20.1	368	22.8
Restructuring costs[1]	166	12.2	197	12.2
Amortisation and impairment of acquisition intangibles	4	0.3	4	0.2
Non-trading items[3]	96	7.1	(1)	—
IAS 39 adjustment	62	4.5	(41)	(2.5)
IAS 19 Pension financing charge /(credit)	8	0.6	(27)	(1.7)
Effect of tax on above items[2]	(94)	(6.9)	(118)	(7.3)
Underlying – continuing operations	516	37.9	382	23.7

[1]

Restructuring costs are made up of £164 million (2008: £194 million) for continuing operations and £2 million (2008: £3 million) relating to the unwind of discounts on provisions recognised within financing costs.

[2]

Effect of tax on above items in 2009 includes a £10 million charge relating to certain reorganisations of European businesses. During 2009 the Group has progressed tax matters with authorities resulting in a net non-underlying tax credit of £40 million, consisting of a net £64 million credit relating to UK matters and a £24 million charge relating to overseas tax matters, which is also included in this amount. In 2008, it includes a £68 million credit relating to certain reorganisations carried out in preparation for the demerger of the Americas Beverages business.

[3]	Non-trading items are made up of a £89 million charge in profit from operations and a £7 million charge relating to non-underlying finance costs.

Diluted continuing EPS has been calculated based on the reported continuing and underlying continuing earnings amounts above. A reconciliation between the shares used in calculating basic and diluted EPS is set out above. The diluted reported and underlying earnings per share from continuing operations are set out below:

	2009 pence	Re-presented 2008 pence

Diluted reported – continuing operations	20.1	22.8
Diluted underlying – continuing operations	37.8	23.7

EPS information for discontinued operations is presented in Note 32(g).

14. Goodwill

£m
Cost
At 1 January 2008	2,833
Exchange differences	381
Recognised on acquisition of subsidiaries	(8)
Transferred to asset held for sale	(19)
Derecognised on demerger	(871)
At 31 December 2008	2,316
Exchange differences	(112)
At 31 December 2009	2,204
Impairment
At 1 January 2008	(28)
At 31 December 2008	(28)
At 31 December 2009	(28)

Net book value at 31 December 2008	2,288
Net book value at 31 December 2009	2,176

Cadbury Report & Accounts 2009

Financial statements continued

14. Goodwill (continued)

In 2008, the Group demerged its Americas Beverages business, and the goodwill relating to this business has therefore left the Group. The transfer of goodwill to asset held for sale in 2008 relates to the goodwill on the Australia Beverages business which was subsequently sold in 2009.

Goodwill recognised on acquisition in 2008 relates to final adjustments to the opening balance sheets of businesses acquired in 2007 and adjustments to consideration paid on these acquisitions.

The Group tests goodwill annually for impairment, or more frequently if there are indications that goodwill might be impaired. The recoverable amounts of the cash generating units (CGUs) to which goodwill has been allocated are determined based on value in use calculations which are the present value of the future cash flows expected to be obtained from the CGUs. The key assumptions for the value in use calculations for all CGUs are those regarding discount rates, long-term growth rates and expected changes to the cash flows generated by the CGU during the period. Initially a post-tax discount rate based on the Group’s weighted average cost of capital of 7.5%, adjusted where appropriate for country specific risks, is applied to calculate the net present value of the post-tax cash flows. If this indicates that the recoverable value of the unit is close to or below its carrying value, the impairment test is reperformed using a pre-tax discount rate and pre-tax cash flows in order to determine if an impairment exists and to establish its magnitude. Changes to the cash flows are determined for each CGU and are based on local management forecasts, past performance and the impact of Group strategies such as focus brands and markets.

The Group prepares cash flow forecasts derived from the most recent financial budgets approved by management for the next four years and extrapolates cash flows for no more than a further five years, using a steady growth rate applicable to the relevant market. During this five year period the growth rate for developed markets is forecast inflation and for emerging markets is the forecast GDP growth of the relevant countries. This rate does not exceed the average long-term growth rate for the relevant markets. The cash flows are assumed to continue in perpetuity at the long-term growth rate for the relevant countries, which are based on external industry forecasts of inflation.

Management believes that there are no reasonably possible changes to the key assumptions in the next year which would result in the carrying amount of goodwill exceeding the recoverable amount.

The carrying amounts of significant goodwill allocated for impairment testing purposes to each cash generating unit and the related assumptions used in assessing recoverable amount are as follows:

	Long term growth rate	Post-tax discount rate	Pre-tax discount rate	2009 £m	2008 £m
US and Canadian confectionery	2.4%	8.2%	13.1%	942	1,001
Northern Latin America confectionery	3.2%	11.4%	16.1%	259	273
Turkey	4.1%	12.8%[2]	16.0%	249	270
Other[1]	0.6% –8.0%	7.1% –19.7%	8.3% –28.1%	726	744
				2,176	2,288

[1]	Other represents the other 15 continuing CGUs which are not individually significant to the Group.
[2]	The blended discount rate applied to Turkey reflects the risks of the domestic market (14.9%) and the other markets in which the CGU operates.

The US and Canadian confectionery and Northern Latin America confectionery goodwill arose principally from the Adams acquisition in 2003. The Turkey goodwill arose from the acquisitions of Intergum, Kent and Adams.

Cadbury Report & Accounts 2009

Financial statements continued

15. Other intangible assets

	Brand intangibles £m	Franchise intangibles and customer relationships £m	Total acquisition intangibles £m	Software and other £m
Cost
At 1 January 2008	3,048	398	3,446	264
Exchange differences	289	2	291	21
Additions	—	—	—	29
Disposals	—	—	—	(4)
Finalisation of fair value of acquisitions	—	(3)	(3)
Demerger of Americas Beverages	(1,713)	(397)	(2,110)	(135)
Transfers to assets held for sale	—	—	—	(52)
At 31 December 2008	1,624	—	1,624	123
Exchange differences	(76)	—	(76)	(1)
Additions	—	—	—	59
Disposals	—	—	—	(8)
Transfers to assets held for sale	—	—	—	(11)
At 31 December 2009	1,548	—	1,548	162

Amortisation
At 1 January 2008	(30)	(38)	(68)	(115)
Exchange differences	—	—	—	(9)
Charge for the year	(4)	(8)	(12)	(38)
Disposals	—	—	—	3
Demerger of Americas Beverages	8	46	54	81
Transfers to assets held for sale	—	—	—	42
At 31 December 2008	(26)	—	(26)	(36)
Exchange differences	—	—	—	—
Charge for the year	(4)	—	(4)	(30)
Disposals	—	—	—	4
Transfers to assets held for sale	—	—		8
At 31 December 2009	(30)	—	(30)	(54)

Carrying amount
At 31 December 2008	1,598	—	1,598	87
At 31 December 2009	1,518	—	1,518	108

The Group does not amortise over 95% of its brands by value. In arriving at the conclusion that a brand has an indefinite life, management considers the fact that the Group is a brands business and expects to acquire, hold and support brands for an indefinite period. The Group supports its brands through spending on consumer marketing and through significant investment in promotional support, which is deducted in arriving at revenue.

The franchise intangible and customer relationships relate to the acquisition of CSBG and other bottling operations, part of the Americas Beverage business which was demerged in 2008. No amortisation is charged on franchise rights acquired through acquisitions where the rights relate to brands owned by the Group and these brands have been assigned an indefinite life. This is because the Group believes that these rights will extend indefinitely. Franchise rights to brands not owned by the Group are amortised consistent with the life of the contract. Customer relationships are amortised over their expected useful life which is between five to ten years. The amortisation period for software intangibles is no greater than eight years.

Cadbury Report & Accounts 2009

Financial statements continued

15. Other intangible assets (continued)

The Group tests indefinite life brand intangibles annually for impairment, or more frequently if there are indications that they might be impaired. The recoverable amounts of the brand intangibles are determined from value in use calculations. The key assumptions for the value in use calculations are those regarding discount rates, growth rates and expected changes to cash flows generated by the brand during the period. Initially a post-tax discount rate based on the Group’s weighted average cost of capital of 7.5%, adjusted where appropriate for country specific risks of the brands main markets, is applied to calculate the net present value of the post-tax cash flows. If this indicates that the recoverable value of the brand is close to or below its carrying value, the impairment test is reperformed using a pre-tax discount rate and pre-tax cash flows in order to determine if an impairment exists and to establish its magnitude. The long term growth rates are based on external industry forecasts of inflation. Changes to the cash flows are based on local management forecasts, past performance and include the impact of Group strategies, such as focus brands.

The Group prepares cash flow forecasts derived from the most recent financial budgets approved by management for the next four years and extrapolates cash flows in perpetuity, using a steady growth rate applicable to the relevant market (between 1% and 6%). This rate does not exceed the average long-term growth rate for the relevant markets.

Management believes that there are no reasonably possible changes to the key assumptions in the next year which would result in the carrying amount of intangible assets exceeding the recoverable amount.

Significant intangible assets details

	Description	Long term growth rate	Post tax discount rate	Pre tax Discount rate	Carrying amount 2009 £m	Carrying amount 2008 £m	Remaining amortisation period
Acquisition intangibles
– Confectionery
Halls	Candy	2.9%	9.7%	15.5%	384	426	Indefinite life
Trident	Gum	3.0%	10.1%	16.1%	271	271	Indefinite life
Dentyne	Gum	2.4%	8.2%	13.0%	153	152	Indefinite life
Other[1]		0.6 –5.3%	7.1 –14.9%	9.3 –18.6%	710	749
					1,518	1,598

[1]	Other represents the other brands which are not individually significant to the Group.

Cadbury Report & Accounts 2009

Financial statements continued

16. Property, plant and equipment

(a) Analysis of movements

	Land and buildings £m	Plant and equipment £m	Assets in course of construction £m	Total £m
Cost
At 1 January 2008	732	2,578	283	3,593
Exchange rate adjustments	74	256	45	375
Additions	7	51	417	475
Finalisation of fair value of acquisitions	(7)	(5)	–	(12)
Transfers on completion	93	249	(342)	–
Disposals	(9)	(87)	–	(96)
Demerger of Americas Beverages	(197)	(465)	(90)	(752)
Transfers to assets held for sale	(47)	(187)	(19)	(253)
At 31 December 2008	646	2,390	294	3,330
Exchange rate adjustments	(31)	(5)	2	(34)
Additions	10	55	285	350
Transfers on completion	–	149	(149)	–
Disposals	(19)	(48)	(1)	(68)
Transfers (to)/from assets held for sale	(13)	(15)	12	(16)
At 31 December 2009	593	2,526	443	3,562

Accumulated depreciation
At 1 January 2008	(151)	(1,538)	–	(1,689)
Exchange rate adjustments	(22)	(158)	–	(180)
Depreciation for the year	(19)	(175)	–	(194)
Disposals	3	64	–	67
Demerger of Americas Beverages	45	248	–	293
Transfers to assets held for sale	6	128	–	134
At 31 December 2008	(138)	(1,431)	–	(1,569)
Exchange rate adjustments	3	4	–	7
Depreciation for the year	(11)	(181)	–	(192)
Disposals	–	44	–	44
Transfers to assets held for sale	8	9	–	17
At 31 December 2009	(138)	(1,555)	–	(1,693)

Carrying amount
At 31 December 2008	508	959	294	1,761
At 31 December 2009	455	971	443	1,869

The value of land not depreciated is £108 million (2008: £117 million).

(b) Finance leases

The net book value of plant and equipment held under finance leases is made up as follows:

	2009 £m	2008 £m
Cost	219	222
Less: accumulated depreciation	(204)	(200)
	15	22

Cadbury Report & Accounts 2009

Financial statements continued

16. Property, plant and equipment (continued)

(c) Analysis of land and buildings

	2009 £m	2008 £m
Analysis of net book value
Freehold	434	484
Long leasehold	16	14
Short leasehold	5	10
	455	508

(d) Capital commitments

Commitments for capital expenditure contracted for but not provided in the Group financial statements at the end of the year were £6 million (2008: £7 million).

17. Investments in associates

(a) Analysis of components

	2009 £m	2008 £m
Shares in associated undertakings
– Unlisted	28	28
Total net book value of associates	28	28

Details of the principal associated undertakings are set out in Note 36.

(b) Analysis of movements in associated undertakings

£m
Cost/carrying value at 1 January 2008	28
Exchange rate adjustments	2
Demerger of Americas Beverages	(7)
Cost/carrying value at 31 December 2008	23
Exchange rate adjustments	–
Additions	–
Cost/carrying value at 31 December 2009	23

Share of equity at 1 January 2008	4
Share of profit from operations	14
Share of interest	2
Share of taxation	(5)
Dividends received	(10)
Share of equity at 31 December 2008	5
Share of profit from operations	10
Share of interest	–
Share of taxation	(3)
Dividends received	(7)
Share of equity at 31 December 2009	5

Net book value at 31 December 2008	28
Net book value at 31 December 2009	28

Cadbury Report & Accounts 2009

Financial statements continued

17. Investments in associates (continued)

The Group’s investment in Camelot Group plc, the UK National Lottery Operator, is included in unlisted associated undertakings. Camelot has certain restrictions on dividend payments. In particular it requires the prior consent of the Director General of the National Lottery to declare, make or pay a dividend in excess of 40% of profit after tax for any financial year.

(c) Additional associated undertaking disclosures

Selected income statement and balance sheet headings for associated undertakings of continuing operations are as follows:

	2009 £m	2008 £m
Revenue	5,205	5,185
Profit for the period	33	51
Total assets	486	551
Total liabilities	(362)	(409)

18. Investments

	2009 £m	2008 £m
Available for sale investments	1	2

The investments included above represent investments in equity securities that present the Group with opportunity for returns through dividend income and trading gains. They have no fixed maturity or coupon rate. The securities have been recorded at fair value.

19. Inventories

	2009 £m	2008 £m
Raw materials and consumables	189	228
Work in progress	104	92
Finished goods and goods for resale	455	447
	748	767

The cost of inventories recognised as an expense for the period ended 31 December 2009 total £3,210 million (2008: £2,870 million).

20. Trade and other receivables

	2009		2008
	Current £m	Non-current £m	Current £m	Non-current £m
Trade receivables	798	—	835	—
Less: provision for impairment of trade receivables	(45)	—	(46)	—
	753	—	789	—
Amounts owed by associated undertakings	1	—	1	—
Other taxes recoverable	57	—	75	—
Other debtors	89	55	121	28
Prepayments and accrued income	78	—	81	—
	978	55	1,067	28

Cadbury Report & Accounts 2009

Financial statements continued

20. Trade and other receivables (continued)

The Directors consider that the carrying amount of trade and other receivables approximates their fair value. Trade receivables are primarily denominated in the functional currency of the relevant Group reporting company. Trade receivables are categorised as loans and receivables under IAS 39.

In determining the recoverability of the trade receivable, the Group considers any change in the credit quality of the receivable from the date credit was initially granted up to the reporting date. The concentration of credit risk is limited due to the customer base being large and unrelated. Accordingly, the directors believe that there is no further credit provision required in excess of the provision for impairment of trade receivables.

The movement on the provision for impairment of trade receivables is as follows:

	2009 £m	2008 £m
Balance at beginning of year	46	45
Exchange adjustments	(2)	4
Charged to profit and loss account	11	15
Utilised	(10)	(4)
Demerger of Americas Beverages	—	(13)
Transfers to assets held for sale	—	(1)
Balance at end of year	45	46

The aged analysis of past due but not impaired receivables is as follows:

	2009 £m	2008 £m
Total trade receivables	798	835
Less: Provision for impairment of trade receivables	(45)	(46)
	753	789
Of which:
Not overdue	662	657
Past due less than three months	90	123
Past due more than three months	1	9
	753	789

21. Assets held for sale

	2009 £m	2008 £m
At the beginning of the year	270	71
Additions	7	270
Disposals	(269)	(71)
At the end of the year	8	270

The disposal of assets held for sale in 2009 relates to the Australia Beverages business disposed on 3 April 2009. The additions to assets held for sale in 2009 relate to certain properties which are being marketed for sale.

The additions to assets held for sale in 2008 relate primarily to the Australia Beverages business, whose assets include £145 million non-current assets and £122 million current assets. Liabilities directly associated with Australia Beverages are £97 million.

Cadbury Report & Accounts 2009

Financial statements continued

22. Trade and other payables

	2009		2008
	Current £m	Non-current £m	Current £m	Non-current £m
Trade payables	569		586	—
Interest accruals	48	—	31	9
Other taxes and social security costs	113	—	100	—
Accruals and deferred income	609	—	561	—
Other payables	238	65	273	52
	1,577	65	1,551	61

The Directors consider that the carrying amount of trade payables approximates to their fair value. Trade payables are primarily denominated in the functional currency of the relevant Group reporting company.

23. Provisions

	Restructuring provisions £m	Acquisition, demerger and disposal £m	Contractual legal and other £m	Total £m
At 1 January 2008	152	4	16	172
Exchange rate adjustments	5	33	1	39
Recognised in the income statement – continuing	217	—	7	224
Recognised in the income statement – discontinued	7	—	—	7
Demerger of Americas Beverages	(10)	—	—	(10)
Transfers of onerous contract provisions	(56)	—	56	—
Indemnities arising on demerger	—	117	—	117
Utilised in the year – cash – continuing	(154)	—	(2)	(156)
Utilised in the year – cash – discontinued	(16)	—	—	(16)
Utilised in the year – non-cash	(9)	—	—	(9)
At 31 December 2008	136	154	78	368
Exchange rate adjustments	—	(13)	(2)	(15)
Recognised in the income statement – continuing	173	37	14	224
Recognised in the income statement – discontinued	2	—	—	2
Disposal	(2)	—	—	(2)
Transfers of onerous contract provisions	(6)	—	6	—
Transfers from other liabilities	—	6	5	11
Utilised in the year – cash – continuing	(184)	—	(21)	(205)
Utilised in the year – non-cash	(29)	—	(1)	(30)
At 31 December 2009	90	184	79	353

	2009 £m	2008 £m
Amount due for settlement within 12 months	269	150
Amount due for settlement after 12 months	84	218
	353	368

Restructuring provisions

In 2009, there are no non–underlying restructuring charges related to discontinued operations (2008: £6 million). The charge, relating to continuing operations, is explained in Note 4. £12 million of restructuring charge has been recognised in contractual, legal and other provisions. The charge in the table above includes £21 million (2008: £23 million) of underlying business improvement costs including £2 million related to discontinued operations. The majority of the restructuring provision relates to redundancy costs expected to be incurred in the following year.

Cadbury Report & Accounts 2009

Financial statements continued

23. Provisions (continued)

Acquisition, demerger and disposal provisions

Acquisition and disposal provisions relate to provisions required when businesses are acquired or disposed. The demerger of the Americas Beverages business resulted in the Group giving certain indemnities to the Dr Pepper Snapple Group, Inc in relation to liabilities, including potential tax liabilities, which were demerged with Americas Beverages, which were incurred while the business was part of the Group but were not settled at the time of demerger. In 2009, these indemnities, if called, have been assessed as now due for settlement within 12 months.

Contractual, legal and other provisions

Contractual, legal and other provisions relate to the Group’s ongoing obligations relating to current litigation, the disposal of subsidiaries, investments and brands and onerous lease provisions on vacant properties and other contracts. The charge for the year primarily relates to onerous contract costs which are included in non-underlying restructuring in the income statement.

24. Deferred taxation

The following are the major deferred tax liabilities and assets recognised by the Group, and the movements thereon, during the current and prior reporting periods.

	Accelerated tax depreciation £m	Acquisition intangibles £m	Retirement benefit obligations £m	Losses £m	Other £m	Total £m
At 1 January 2008	(115)	(1,101)	(32)	50	177	(1,021)
Credit to equity for the year	—	—	97	—	—	97
Credit/(charge) to income statement
– continuing operations	38	155	(7)	52	(25)	213
– discontinued operations	2	131	(5)	13	(11)	130
Acquisition of subsidiary	4	4	—	—	(1)	7
Demerger of Americas Beverages	43	644	(11)	(4)	(34)	638
Transfers	(4)	—	8	(5)	1	—
Exchange differences	(10)	(28)	13	11	10	(4)
At 31 December 2008	(42)	(195)	63	117	117	60
Credit to equity for the year	(3)	—	84	—	—	81
Credit/(charge) to income statement
– continuing operations	26	(51)	(12)	29	(7)	(15)
– discontinued operations	—	(1)	—	(2)	16	13
Disposal of subsidiary	3	(42)	—	(7)	(6)	(52)
Transfers	2	(13)	(10)	1	20	—
Exchange differences	—	(3)	(3)	(5)	2	(9)
At 31 December 2009	(14)	(305)	122	133	142	78

‘Other’ consists primarily of: short-term temporary differences of £108 million (2008: £96 million); deferred tax on restructuring provisions of £9 million (2008: £4 million); and deferred tax on share awards totalling £25 million (2008: £16 million).

The following is the analysis of the deferred tax balances for balance sheet purposes:

	2009 £m	2008 £m
Deferred tax assets	241	181
Deferred tax liabilities	(163)	(121)
	78	60

Cadbury Report & Accounts 2009

Financial statements continued

24. Deferred taxation (continued)

At the balance sheet date the Group has unused tax losses for which no deferred tax asset has been recognised of £208 million (2008: £183 million). The Group does not believe that it is more likely than not that these amounts will be recoverable. Tax losses of £8 million expire in 2010; £112 million expire between 2011 and 2022. Other tax losses may be carried forward indefinitely.

At the balance sheet date, the aggregate amount of undistributed earnings of overseas subsidiaries for which deferred tax liabilities have not been recognised is £7.8 billion (2008: £6.6 billion). No liability has been recognised in respect of these differences because the Group is in a position to control the timing of the reversal of the temporary differences and it is probable that such differences will not reverse.

Temporary differences arising in connection with interests in associates are insignificant.

25. Retirement benefit obligations

The Group has various pension schemes throughout the world and these cover a significant proportion of current employees. The principal schemes are of the funded defined benefit type, with benefits accruing based on salary and length of service. The schemes’ assets are held in external funds administered by trustees and managed professionally. Regular assessments are carried out by independent actuaries and the long-term contribution rates decided on the basis of their guidance after discussions with trustees and the plan sponsor.

There are also a number of defined contribution schemes where benefits are limited to contributions.

In the UK, US, Canada and South Africa, the Group has certain post-retirement medical benefit schemes whereby the Group contributes towards medical costs for certain retirees. These contributions are paid only for retirees who were members of such medical schemes before retirement.

An analysis of the Group post-retirement cost included in profit from operations in the continuing Group is set out below:

	2009 £m	2008 £m
UK defined benefit schemes	29	30
Overseas defined benefit schemes	24	18
Overseas defined contribution schemes	6	16
Total	59	64

Of the charge for the year, in respect of defined benefit schemes, recorded within profit from operations, £25 million (2008: £29 million) has been included in cost of sales, £26 million (2008: £19 million) has been included in administrative expenses and £2 million (2008: nil) has been included in restructuring. Unwind of discount net of expected return on assets of £8 million (2008: £27 million credit) has been recorded in finance costs from continuing operations and £nil (2008: £1 million charge) has been recorded within discontinued operations. Actuarial gains and losses have been reported in the statement of recognised income and expense.

An amount of £nil (2008: £9 million) has been recognised in profit from operations in respect of discontinued operations and therefore, the total Group post retirement cost included in profit from operations is £59 million (2008: £73 million). In 2008 £4 million of the charge in respect of discontinued operations, relates to defined benefit schemes.

During 2009, certain liabilities of the UK fund relating to current pensioners, valued at £407 million at 31 December 2009, were insured with the Pensions Insurance Corporation at a cost of £477 million at the transaction date. This insurance policy is a qualifying insurance policy, and therefore the value of the policy is deemed to be equal to the value of the liabilities insured. The difference between the cost of the policy and the value of the liabilities insured has been recognised within the Actuarial loss on post-retirement benefit obligations in the SORIE.

Cadbury Report & Accounts 2009

Financial statements continued

25. Retirement benefit obligations (continued)

Main financial assumptions as at year end:

	2009 % UK schemes	2009 % Overseas schemes	2008 % UK schemes	2008 % Overseas schemes
Rate of increase in salaries	4.50	3.00 – 3.50	3.65	2.75 – 3.50
Rate of increase in pensions in payment[1]	3.30	1.90	2.80	2.15
Rate of increase for deferred pensioners[1]	3.50	1.90	2.65	2.15
Discount rate for scheme liabilities	5.70	4.90 – 6.10	6.10	3.50 – 6.75
Inflation	3.50	2.00 – 2.50	2.65	1.75 – 2.50
Medical cost inflation	6.00	5.00 – 9.00	5.50	5.00 – 8.50

[1]	Guaranteed pension increases only apply to the UK and Irish pension schemes.

The impact of a 1% change in medical cost inflation would be insignificant to the Group’s financial position and results for the year.

In assessing the Group’s post-retirement liabilities the Group monitors mortality assumptions and uses relevant mortality tables. Allowance is made in all significant schemes for expected future increases in life expectancy. The mortality assumptions for the UK scheme were updated in 2007 following the statistical analysis performed during that year’s funding valuation. The analysis demonstrated that in recent years, life expectancy had improved and, to reflect this, it was decided to alter the mortality assumptions. The mortality table adopted (PA8OC 2007) has been amended to reflect scheme specific experience. In addition an allowance for future improvements has been accounted for in line with medium cohort assumptions, together with an underpin to future improvements of 1% a year.

In Ireland, an analysis of the mortality experience of the schemes has resulted in the mortality assumption being updated (to standard tables “00 Series”) to assume longer life expectancies. Again, allowance has been made for expected future improvements in longevity of 1% a year from 2008.

Life expectancy at the plan retirement age of 60, on the assumptions used in the UK valuations, are as follows:

	2009	2008
Current pensioner – male	25.6	25.5
– female	28.7	28.6
Future pensioner (currently age 45) – male	27.4	27.2
– female	30.3	30.2

The market value of the assets and liabilities of the defined benefit schemes and post-retirement medical benefit schemes as at 31 December 2009 are as follows:

	UK schemes expected rate of return %	Overseas schemes expected rate of return %	UK pension schemes market value £m	Overseas pension schemes market value £m	Post- retirement medical benefits market value £m	Total all schemes £m
Equities	8.5	7.0 – 8.5	858	273	—	1,131
Bonds	4.9	4.8 – 5.5	468	173	—	641
Property	7.5	5.6 – 6.9	91	21	—	112
Insurance contracts	5.7	—	407	—	—	407
Other	4.5	4.3 – 4.8	47	21	—	68
	6.9	6.4	1,871	488	—	2,359
Present value of benefit obligations			(2,138)	(692)	(33)	(2,863)
Recognised in the balance sheet – asset			—	—	—	—
Recognised in the balance sheet – obligation			(267)	(204)	(33)	(504)

Cadbury Report & Accounts 2009

Financial statements continued

25. Retirement benefit obligations (continued)

The market value of the assets and liabilities of the defined benefit schemes and post-retirement medical benefit schemes as at 31 December 2008 are as follows:

	UK schemes expected rate of return %	Overseas schemes expected rate of return %	UK pension schemes market value £m	Overseas pension schemes market value £m	Post- retirement medical benefits market value £m	Total all schemes £m
Equities	8.0	7.0— 8.5	746	259	—	1,005
Bonds	4.7	4.75— 5.5	933	183	—	1,116
Property	7.0	5.6— 6.9	102	31	—	133
Other	3.8	4.25— 4.8	—	15	—	15
	6.2	6.3	1,781	488	—	2,269
Present value of benefit obligations			(1,779)	(715)	(33)	(2,527)
Recognised in the balance sheet – asset			17	—	—	17
Recognised in the balance sheet – obligation			(15)	(227)	(33)	(275)

The Group’s policy is to recognise all actuarial gains and losses immediately. Consequently there are no unrecognised gains or losses.

Changes in the present value of the defined benefit obligation are as follows:

	2009 £m	2008 £m
Opening defined benefit obligation	(2,527)	(2,665)
Current service cost	(51)	(62)
Curtailment (loss)/gain	(2)	10
Interest cost	(147)	(146)
Actuarial (losses)/gains	(333)	197
Contributions by employees	(4)	(5)
Liabilities extinguished on settlements	20	—
Demerger of Americas Beverages	—	261
Exchange differences	30	(233)
Benefits paid	151	116
Closing defined benefit obligation	(2,863)	(2,527)

Of the £2,863 million of defined benefit obligations above, £118 million (2008: £114 million) are in respect of unfunded schemes. Of the remaining obligation of £2,745 million, assets of £2,359 million are held.

Changes in the fair value of these scheme assets are as follows:

	2009 £m	2008 £m
Opening fair value of scheme assets	2,269	2,745
Expected return	139	172
Actuarial gains/(losses)	49	(585)
Contributions by employees	4	5
Contributions by employer – normal	71	54
Contributions by employer – additional	13	30
Assets utilised in settlements	(20)	—
Demerger of Americas Beverages	—	(224)
Exchange differences	(15)	188
Benefits paid	(151)	(116)
Closing fair value of scheme assets	2,359	2,269

Cadbury Report & Accounts 2009

Financial statements continued

25. Retirement benefit obligations (continued)

The actual gain on scheme assets was £188 million (2008: £413 million loss). The scheme assets do not directly include any of the Group’s own financial instruments, nor any property occupied by, or other assets used by, the Group. In 2009, the Group elected to make an additional £4 million (2008: £23 million) and £2 million (2008: £7 million) contribution to the UK and Ireland pension schemes respectively. These payments were in accordance with deficit recovery plans agreed between the company and the trustees. A further £7 million was contributed to the Australian scheme as a condition of the disposal of the Australia Beverages business.

The expected rates of return on individual categories of scheme assets are determined after taking advice from external experts and using available market data, for example by reference to relevant equity and bond indices published by Stock Exchanges. The overall expected rate of return is calculated by weighting the individual rates in accordance with the anticipated balance in the schemes’ investment portfolio.

The history of the schemes for the current and prior periods is as follows:

	2009 £m	2008 £m	2007 £m	2006 £m	2005 £m
Present value of defined benefit obligation	(2,863)	(2,527)	(2,665)	(2,744)	(2,666)
Fair value of scheme assets	2,359	2,269	2,745	2,540	2,297
(Deficit)/surplus	(504)	(258)	80	(204)	(369)
Experience (losses)/gains on scheme liabilities	(6)	(25)	55	(49)	15
Change in assumptions	(327)	222	152	38	(199)
Experience adjustments on scheme assets	49	(585)	11	82	260

The total gross amount recognised in the statement of recognised income and expense in 2009 is a loss of £284 million; the cumulative total gross amount in respect of 2005–2009 is a loss of £307 million.

At 31 December the Group expected to contribute approximately £65 million to its defined benefit schemes in 2010. This does not take into consideration any additional payments which may become due on a change in control. In addition, management agreed to make additional scheduled recovery contributions of approximately £4 million in 2010 to further fund its defined benefit obligation in the UK. The Group continues to discuss with the Trustees of the UK and Irish pension schemes the appropriate remediation strategy for plan deficits and the outcome of these discussions may result in additional contributions.

Set out below are certain additional disclosures in respect of the main UK defined benefit pension scheme, the Cadbury Pension Fund (CPF), which represents approximately 75% of the Group’s post-retirement liabilities.

The CPF scheme assets are held in a separate Trustee Fund. The Trustee of the Fund is required to act in the best interest of the Fund’s beneficiaries. The Trustee to the Fund is a corporate body whose board is made up of ten members; five are appointed by the Company and five are appointed by the Pensions Consultative Committee (a body that represents members’ interests). The employer contribution rate is generally reviewed every three years at the time of the triennial valuation. The next valuation is due April 2010.

The Group offers defined benefit retirement benefits to all of its current UK employees. The retirement benefits provided to employees joining after July 2001 are based on career average earnings, revalued for inflation with a ceiling limit of 5%. Benefits provided to members who joined the Group prior to this date are linked to final salary. In January 2010 the Company announced proposals to make changes to existing defined benefit plans and proposes to provide a defined contribution plan to all new members from April 2010. Consultation concludes on 19th March 2010.

The principal disclosures regarding actuarial assumptions (including mortality) are set out above. The sensitivities regarding the principal assumptions used to measure the scheme liabilities are set out below.

Assumption	Change in assumption	Impact on liabilities
Discount rate	Increase/decrease by 0.5%	Decrease/increase by 8.1%
Rate of mortality	Increase by 1 year	Increase by 3.5%

Cadbury Report & Accounts 2009

Financial statements continued

25. Retirement benefit obligations (continued)

The most recently completed funding valuation for the Fund was performed by an independent actuary for the Trustee of the Fund and was carried out as at 6 April 2007. The levels of contribution are based on the current service costs and the expected future cash flows of the Fund. The next scheduled valuation is on 5 April 2010 and the results of this valuation are expected to be available early 2011.

Following the 2007 valuation the Group’s ordinary contribution rate continued at the rate set of 15.5% of pensionable salaries (net of any salary sacrifice arrangements). In 2009 the Group contributed a further £4 million (2008: £18 million) to the Cadbury Pension Fund in accordance with the 2005 funding plan. At 31 December 2009, the Fund’s assets were invested in a diversified portfolio that consisted primarily of equity and debt securities. The fair value of the scheme assets, as a percentage of total scheme assets and actual allocations, are set out below:

(as a percentage of total scheme assets)	Planned 2010	2009	2008	2007	2006
Equity securities	40%	46%	42%	49%	52%
Debt	25%	25%	52%	42%	37%
Property	5%	5%	6%	8%	10%
Insurance Contracts	25%	22%	—	—	—
Other	5%	2%	—	1%	1%

Recent market conditions have impacted on the value of the CPF assets. However, due to a significant allocation of the scheme’s assets to debt, the CPF has performed well in these conditions.

In conjunction with the Trustee, the Group has agreed to enter into a funding plan which includes discussion on the investment of its assets. These discussions include the risk return policy of the Group and set the framework of matching assets to liabilities based on this risk reward profile. This is an ongoing review and the Trustees and Cadbury regularly discuss investment strategies. In November 2009 the Trustees purchased a bulk annuity which provides income based on the lives of a sub set of the pensions currently in payment. The decision to invest in this type of investment was made as part of the continued de-risking strategy agreed between the Trustees and Cadbury.

The majority of equities relate to international entities. The aim is to hold a globally diversified portfolio of equities with at least 60% of equities being held in international equities. To maintain a wide range of diversification and to improve return opportunities, up to approximately 20% of assets are allocated to alternative investments such as fund of hedge funds, private equity and property.

26. Share-based payments

The continuing Group recognised an expense of £29 million (2008: £35 million) related to equity-settled share-based payment transactions during the year and an amount of £nil (2008: £2 million) in respect of discontinued operations.

As a consequence of the Scheme of Arrangement prior to the demerger of the Americas Beverages business, share options and awards were recalculated to ensure that in the new structure they had an equivalent value at the point of exchange on 2 May 2008 to the original share options and awards.

Cadbury Report & Accounts 2009

Financial statements continued

26. Share-based payments (continued)

The continuing operations expense of £29 million (2008: £35 million) has been recognised in the primary segments as follows:

	2009 £m	Re-presented 2008 £m
Britain and Ireland	6	5
Middle East and Africa	1	1
Europe	3	2
North America	5	6
South America	—	—
Asia	2	1
Pacific	2	1
Central	10	19
	29	35

The Group has a number of share option plans that are available to Board members and certain senior executives: the Long Term Incentive Plan (LTIP), the Bonus Share Retention Plan (BSRP) and the Discretionary Share Option Plans (DSOP).

Bonus Share Retention Plan (BSRP)

BSRP is a voluntary bonus deferral plan with an additional matching award. Participants could choose to invest their annual bonus (AIP) award into the Company’s shares and were thereby eligible for a matching award which was subject to both continued employment and performance in line with pre-defined performance measures. No dividends or dividend equivalents were paid. 40% of the matching award vested after 3 years based on continued employment, with 60% dependent on performance targets based on a matrix requiring simultaneous improvement in revenue growth and trading margin calibrated with reference to Cadbury’s strategic goals. The maximum overall matching award was 100% of the amount invested. As BSRP was a voluntary plan with a risk of forfeiture during the performance period, the service match was not subject to performance conditions.

Long Term Incentive Plan (LTIP)

The LTIP is a conditional award of shares with vesting being determined by a UEPS (Underlying Earnings Per Share) and ROIC (Return on Invested capital) matrix measured over 3 years, chosen because there is a strong correlation between combined UEPS and ROIC improvement and increased shareholder value. Again, this matrix aligned with Cadbury’s strategic agenda and financial plans. Participants also accumulated dividend equivalent payments on the conditional share awards which were paid in shares (to the extent that the performance targets were achieved). These dividend equivalent payments were then used to buy shares for the participants on the vesting date.

Discretionary Share Options (DSOP)

Discretionary share options were not part of the Group’s incentive programme for 2009 but awards held by executives that were previously granted were outstanding during the year

The Group also operates share option schemes in certain countries which are available to all employees. Options are normally forfeited if the employee leaves the Group before the options vest. The Group has an International Share Award Plan (ISAP) which is used to replace share based awards that new employees have forfeited on leaving their previous employer and to reward exceptional performance amongst employees.

An expense is recognised for the fair value at the date of grant of the estimated number of shares that will be awarded to settle the options over the vesting period of each scheme.

Cadbury Report & Accounts 2009

Financial statements continued

26. Share-based payments (continued)

Share award fair values

The fair value is measured using the valuation technique that is considered to be the most appropriate to value each class of award: these include Binomial models, Black-Scholes calculations and Monte Carlo simulations. These valuations take into account factors such as non-transferability, exercise restrictions and behavioural considerations. Key fair value and other assumptions are detailed below:

	Schemes granted in 2009
	LTIP	ISAP	Sharesave
Expected volatility	n/a	n/a	32 – 34%
Expected life	3 yrs	1 – 4 yrs	Vesting + 5 months
Risk free rate	2.3%	0.6 – 2.5%	1.5 – 2.7%
Expected dividend yield	2.7%	2.2 – 3.4%	2.1 – 2.3%
Fair value per option (% of share price at date of grant)	91.4%	85.9 – 97.8%	39.1 – 46.1%
Possibility of ceasing employment before vesting	—	—	4 – 10%
Expectation of meeting performance criteria	100%	100%	n/a

	Schemes granted in 2008
	BSRP		LTIP	ISAP	Sharesave
Expected volatility	n/a		19%	n/a	20%
Expected life	3 yrs		3 yrs	1 – 3 yrs	Vesting + 5 months
Risk free rate	2.2%		n/a	2.7% – 5.1%	4.0% – 4.9%
Expected dividend yield	3.3%		2.5%	2.6% – 3.3%	2.4% – 2.8%
Fair value per option (% of share price at date of grant)	179.2	% [1]	92.8%	89.9 – 99.1%	19.8% – 28.4%
Possibility of ceasing employment before vesting	—		—	—	10% – 49%
Expectation of meeting performance criteria	70%		70%	100%	n/a

[1]	Fair value of BSRP includes 100% of the matching shares available.

Expected volatility was determined by calculating the historical volatility of the Group’s share price over the previous three years. The expected life used in the model has been adjusted, based on management’s best estimate, for the effects of non-transferability, exercise restrictions and behavioural considerations.

The BSRP is available to a group of approximately 90 senior executives including the Executive Directors. There was no certain opportunity to invest the 2009 bonus into the BSRP given the uncertainty of the Kraft process at 31 December 2009; as such no award was made in 2009. The maximum number of shares awarded in 2009 was 3,682,292 (2008: 2,895,265). 1,641,827 shares vested in 2009 (2008: 998,489). Also during the year, matching awards were made over 1,932,054 shares (2008: 756,023). The fair value of the shares under the plan is based on the market price of the Company’s ordinary shares on the date of the award. Where the awards do not attract dividends during the vesting period, the market price is reduced by the present value of the dividends expected to be paid during the expected life of the awards. Awards made under this scheme are classified as equity settled. The expense recognised in continuing operations in respect of these awards was £6 million (2008: £14 million).

Around 90 senior executives (including the Executive Directors) are granted a conditional award of shares under the LTIP. The number of shares awarded in respect of 2009 is 3,248,126 (2008: 2,202,461). 1,565,098 shares vested in 2009 (2008: 1,136,648) and lapsed shares totalled 555,156 (2008: 431,506). Awards made under this scheme are classified as equity settled. The expense recognised in continuing operations in respect of these awards was £9 million (2008: £10 million).

Following the decision to cease granting discretionary options other than in exceptional circumstances, the ISAP is now used to grant conditional awards to employees, who previously received discretionary options. Around 2,000 employees were granted a total of 2,619,174 such awards in 2009 (2008: 1,951,900). Awards under this plan are classified as equity settled. There were 413,358 (2008: 1,217,700) lapses in the year. The expense recognised in continuing operations in respect of these awards was £10 million (2008: £6 million).

Cadbury Report & Accounts 2009

Financial statements continued

26. Share-based payments (continued)

DSOP and share save plans, details of which are set out below, resulted in a charge of £4 million in continuing operations in 2009 (2008: £5 million).

Options in Cadbury plc

Balance outstanding at 01/01/2009		Granted	Exercised	Cancelled	Balance outstanding at the end of the year	Exercise prices for options outstanding at the end of the year in the range (in £ unless otherwise stated)	Weighted average exercise price of options outstanding at the end of the year (in £ unless otherwise stated)	Weighted average contractual life in months of options outstanding at the end of the year	Exercisable at year end	Weighted average exercise price of options currently exercisable at year end (in £ unless otherwise stated)
a	6,412,720	—	1,894,263	430,115	4,088,342	3.51 – 5.22	4.69	23.03	—	—
b	1,589,564	1,973,795	4,260	241,677	3,317,422	4.62 – 5.05	4.80	50.86	—	—
c	15,498,631	—	9,401,149	1,934,286	4,163,196	3.69 – 5.38	4.66	32.47	4,163,196	4.66
d	5,759,515	—	2,462,604	734,813	2,562,098	4.90 – 6.34	5.44	59.96	2,562,098	5.44
e	13,020,380	—	5,793,101	3,874,592	3,352,687	4.90 – 6.37	5.37	59.55	3,352,687	5.37
f	109,286	—	86,016	1,718	21,552	3.05 – 3.78	3.27	15.84	—	—
	308,108	—	46,263	50,280	211,565	4.71 – 5.81	5.32	20.51	—	—
g	229,413	260,611	1,212	40,381	448,431	4.62 – 5.22	4.87	44.78	—	—
h	102,080	—	45,705	7,094	49,282	3.05 – 3.78	3.40	17.93	—	—
	95,997	—	8,604	2,659	84,734	4.71 – 5.81	5.18	31.87	—	—
i	133,159	86,015	—	9,593	209,581	4.62 – 5.22	4.97	54.11	—	—
j	250,097	—	88,502	27,621	133,974	3.97 – 4.99	4.69	11.82	—	—
	176,596	—	4,441	29,493	142,662	5.11 – 5.22	5.21	18.26	—	—
k	263,715	107,532	1,558	51,927	317,762	4.62 – 5.05	4.91	38.94	—	—
l	247,120	—	158,424	88,696	—	—	—	—	—	—
m	288,168	505,580	1,240	58,752	733,756	$7.96 – $9.64	$8.49	19.45	—	—
n	287,248	—	198,396	88,852	—	—	—	—	—	—
o	308,724	535,208	—	56,588	787,344	$7.96 – $9.64	$8.50	19.35	—	—

Cadbury Report & Accounts 2009

Financial statements continued

26. Share-based payments (continued)

2008: Details of the share option plans are as follows:

Options in Cadbury Schweppes plc

Balance outstanding at the beginning of the year		Granted		Exercised	Cancelled	Balance outstanding at the end 01/05/2008	Exercise prices for options outstanding at 01/05/2008 in the range (in £ unless otherwise stated)	Weighted average exercise price of options outstanding at 01/05/2008 (in £ unless otherwise stated)	Weighted average contractual life in months of options outstanding at 01/05/2008	Exercisable at 01/05/2008	Weighted average exercise price of options currently exercisable at 01/05/2008 (in £ unless otherwise stated)
a	10,200,449	3,627	[1]	1,924,791	354,571	7,924,714	3.15 – 4.69	4.03	35.09	102,505	3.59
c	26,174,016	—		1,759,474	25,002	24,389,540	3.31 – 4.83	4.24	46.22	24,389,540	4.24
d	8,979,975	—		344,239	33,778	8,601,958	4.40 – 5.70	4.82	79.45	8,521,708	4.81
e	22,076,797	—		1,819,344	273,511	19,983,942	4.40 – 5.72	4.83	22.56	19,472,192	4.81
f	368,726	—		15,011	19,430	334,285	2.74 – 3.78	2.98	16.31	—	—
	481,472	—		19,385	11,242	450,845	4.23 – 5.21	4.65	30.25	—	—
h	236,940	—		31,385	20,824	184,731	2.74 – 3.78	3.05	26.94	3,587	3.39
	139,390	—		8,771	2,538	128,081	4.23 – 5.22	4.62	44.62	—	—
j	579,275	—		224,037	18,477	336,761	3.02 – 4.48	4.12	19.42	35,499	3.56
	198,923	—		—	846	198,077	4.59 – 4.69	4.68	38.16	—	—
	166,376	—		244	132,020	34,112	$7.93	$7.93	13.97	—	—
l	1,536,822	—		197,868	132,084	1,206,870	$9.14	$9.14	6.48	—	—
	359,676	—		4,468	33,812	321,396	$9.67	$9.67	18.48	—	—
n	1,759,359	—		48,648	189,467	1,521,244	$9.14	$9.14	6.48	—	—
	452,300	—		1,152	66,328	384,820	$9.67	$9.67	18.48	—	—

[1]	3,627 options which had been cancelled were subsequently re-instated during this period, as permitted under the Scheme rules.

Cadbury Report & Accounts 2009

Financial statements continued

26. Share-based payments (continued)

Options in Cadbury plc

Balance outstanding at 02/05/2008 [1]			Granted		Exercised		Cancelled		Balance outstanding at the end of the year	Exercise prices for options outstanding at the end of the year in the range (in £ unless otherwise stated)	Weighted average exercise price of options outstanding at the end of the year (in £ unless otherwise stated)	Weighted average contractual life in months of options outstanding at the end of the year	Exercisable at year end	Weighted average exercise price of options currently exercisable at year end (in £ unless otherwise stated)
a	7,110,533	[2]	17,294	[3]	338,011	[4]	377,096	[5]	6,412,720	3.51 – 5.22	4.49	27.48	—	—
b	—		1,606,274				16,710		1,589,564	5.05	5.05	57.95	—	—
c	21,892,263		80,669	[6]	6,308,700		165,601		15,498,631	3.69 – 5.38	4.73	39.19	15,498,631	4.73
d	7,721,232		2,750	[6]	1,899,608		64,859		5,759,515	4.90 – 6.34	5.44	71.98	5,759,515	5.44
e	17,939,314		41,201	[6]	4,725,286		234,849		13,020,380	4.90 – 6.37	5.46	72.16	13,020,380	5.46
f	298,538		—		186,359		2,893		109,286	3.05 – 4.21	3.69	19.78	1,418	3.05
	404,719		—		77,584		19,027		308,108	4.71 – 5.81	5.27	26.77	4,088	4.71
g	—		233,086		—		3,673		229,413	5.22	5.22	48.04	—	—
h	161,958		—		59,777		101		102,080	3.05 – 4.21	3.51	27.86	1,630	3.05
	114,973		—		13,299		5,677		95,997	4.71 – 5.81	5.17	39.44	626	4.71
i	—		134,286		—		1,127		133,159	5.22	5.22	63.38	—	—
j	301,999	[7]	—		5,644	[8]	46,258		250,097	3.36 – 4.99	4.65	14.46	—	—
	177,659		—		—		1,063		176,596	5.11 – 5.22	5.21	30.20	—	—
	29,784		—		16,124		13,660		—	—	—	—	—	—
k	—		263,715		—		—		263,715	5.05	5.05	48.05	—	—
l	1,083,408		—		374,420		708,988		—	—	—	—	—	—
	282,696		—		—		35,576		247,120	$10.97	$10.97	10.45	—	—
m	—		290,496		—		2,328		288,168	$9.64	$9.64	22.45	—	—
n	1,365,620		—		6,584		1,359,036		—	—	—	—	—	—
	338,588		—		180		51,160		287,248	$10.97	$10.97	10.45	—	—
o	—		311,148		2,424		—		308,724	$9.64	$9.64	22.45	—	—

[1]

Options held in Cadbury Schweppes plc on 1 May 2008 were exchanged for options in Cadbury plc on 2 May 2008 using the formula as agreed in advance with HMRC (“the HMRC-approved formula”). Any variances may occur as a result of roundings on individual participants’ accounts.

[2]

Participants of the Cadbury Schweppes Savings-Related Share Option Scheme 1982 holding a total of 60,655 options in Cadbury Schweppes plc elected not to transfer their options into Cadbury plc. These options have been included, using the HMRC-approved formula in the opening balance at 2 May 2008.

[3]	17,294 options which had been cancelled were subsequently re-instated during this period, as permitted under the Scheme rules.
[4]

317,098 options were exercised directly in Cadbury plc. 24 participants of the Cadbury Schweppes Savings-Related Share Option Scheme 1982 exercised 23,292 options in Cadbury Holdings Limited (formerly Cadbury Schweppes plc) between 2 May 2008 and 31 December 2008. As soon as the 23,292 shares were allotted, they were immediately exchanged for 20,913 shares in Cadbury plc, as required under the Scheme rules. The latter figure has been included in the total number of options exercised.

[5]

343,556 options were cancelled directly in Cadbury plc. 37,363 options in Cadbury Holdings Limited were cancelled between 2 May 2008 and 31 December 2008. These options have been included, using the HMRC-approved formula in the total number of options cancelled.

[6]	Options which had been cancelled were subsequently reinstated during this period in accordance with the rules of each Plan.

Cadbury Report & Accounts 2009

Financial statements continued

26. Share-based payments (continued)

[7]

1 participant of the Cadbury Schweppes International Savings-Related Share Option Scheme 1998 holding a total of 1,049 options in Cadbury Schweppes plc elected not to transfer these options into Cadbury plc. These options have been included, using the HMRC-approved formula in the opening balance at 2 May 2008.

[8]

4,708 options were exercised directly in Cadbury plc. 1 participant of the Cadbury Schweppes International Savings-Related Share Option Scheme 1998 exercised 1,043 options in Cadbury Holdings Limited (formerly Cadbury Schweppes plc) on 30 June 2008. As soon as the 1,043 shares were allotted, they were immediately exchanged for 936 shares in Cadbury plc, as required under the Scheme rules. The latter figure has been included in the total number of options exercised.

(a)	The Cadbury Schweppes Savings-Related Share Option Scheme 1982 for employees was approved by shareholders in May 1982. These options, granted by Cadbury Schweppes plc prior to 2 May 2008, are normally exercisable within a period not later than 6 months after the repayment date of the relevant, “Save-as-you-Earn” contracts which are for a term of 3, 5 or 7 years.
(b)	The Cadbury plc 2008 Savings Related Share Option Scheme for employees was approved by shareholders in April 2008. These options are normally exercisable within a period not later than 6 months after the repayment date of the relevant, “Save-as-you-Earn” contracts which are for a term of 3, 5 or 7 years.
(c)	The Cadbury Schweppes Share Option Plan 1994 for directors, senior executives and senior managers was approved by shareholders in May 1994. Options shown here were granted prior to 15 July 2004 and are normally exercisable within a period of 7 years commencing 3 years from the date of grant, subject to the satisfaction of certain performance criteria.
(d)	The Cadbury Schweppes Share Option Plan 2004 for eligible executives (previously called the Cadbury Schweppes Share Option Plan 1994, as amended at the 2004 AGM). Options shown here were granted after 15 July 2004, and are normally exercisable within a period of 7 years commencing 3 years from the date of grant, of grant, subject to the satisfaction of certain performance criteria.
(e)	The Cadbury Schweppes (New Issue) Share Option Plan 2004 was established by the Directors, under the authority given by shareholders in May 2004. Eligible executives are granted options to subscribe for new shares only. Subject to the satisfaction of certain performance criteria, options are normally exercisable within a period of 7 years commencing 3 years from the date of grant.
(f)	The Cadbury Schweppes Irish Savings Related Share Option Scheme, a Save-as-you-Earn option plan for eligible employees of Cadbury Ireland Limited, was approved by shareholders in May 1987. These options, granted by Cadbury Schweppes plc prior to 2 May 2008, are normally exercisable within a period not later than 6 months after the repayment of the relevant “Save-as-you-Earn” contracts, which are for a term of 3, 5 or 7 years.
(g)	The Cadbury plc 2008 Irish Savings Related Share Option Scheme, a Save-as-you-Earn option plan for eligible employees of Cadbury Ireland Limited, was approved by shareholders in April 2008. These options are normally exercisable within a period not later than 6 months after the repayment of the relevant “Save-as-you-Earn” contracts, which are for a term of 3, 5 or 7 years.
(h)	The Cadbury Schweppes Irish AVC Savings Related Share Option Scheme, a Save-as-you-Earn option plan linked to additional voluntary contributions for pension purposes for eligible employees of Cadbury Ireland Limited, was introduced by the trustees of Cadbury Ireland Pension Plan in 1987. These options, granted by Cadbury Schweppes plc prior to 2 May 2008, are normally exercisable within a period not later than 6 months after the repayment of the relevant “Save-as-you-Earn” contracts, which are for a term of 3, 5 or 7 years.
(i)	The Cadbury plc 2008 Irish AVC Savings Related Share Option Scheme, a Save-as-you-Earn option plan linked to additional voluntary contributions for pension purposes for eligible employees of Cadbury Ireland Limited, was approved by shareholders in April 2008. These options are normally exercisable within a period not later than 6 months after the repayment of the relevant “Save-as-you-Earn” contracts, which are for a term of 3, 5 or 7 years.
(j)	The Cadbury Schweppes International Savings-Related Share Option Scheme 1998 was established by the Directors, under the authority given by shareholders in May 1994. The options, granted by Cadbury Schweppes plc prior to 2 May 2008, are normally exercisable within a period not later than 6 months after the repayment of the relevant “Save-as-you-Earn” contracts, which are for a term of 3 or 5 years.
(k)	The Cadbury plc 2008 International Savings-Related Share Option Scheme was approved by the shareholders in April 2008. Employees in Spain, France, Portugal and Greece were granted options during 2008. The options are normally exercisable within a period not later than 6 months after the repayment of the relevant “Save-as-you-Earn” contracts, which are for a term of 3 or 5 years.
(l)	The Cadbury Schweppes plc US Employees Share Option Plan 2005 (previously called the United States and Canada Employee Stock Purchase Plan 1994). These options, granted by Cadbury Schweppes plc prior to 2 May 2008, are normally exercisable on a date or dates established by the Committee, provided, however, where the exercise price is set by reference to the market value on the grant date that no exercise date may be set later than 27 months from the grant date.
(m)	The Cadbury plc 2008 US Employees Share Option Plan. These options are exercisable on a date or dates established by the Committee, provided, however, where the exercise price is set by reference to the market value on the grant date that no exercise date may be set later than 27 months from the grant date.
(n)	The Cadbury Schweppes plc Americas Employees Share Option Plan 2005 was established by the Directors under the authority given by shareholders in May 2004 to encourage and facilitate the ownership of shares by eligible employees of selected subsidiaries located in North, Central and South America. The options, granted by Cadbury Schweppes plc prior to 2 May 2008, are normally exercisable on a date or dates established by the Committee, provided, however, where the exercise price is set by reference to the market value on the grant date no exercise date may be set later than 27 months from the grant date.
(o)	The Cadbury plc 2008 Americas Employees Share Option Plan was approved by the shareholders in April 2008. The options are normally exercisable on a date or dates established by the Committee, provided, however, where the exercise price is set by reference to the market value on the grant date no exercise date may be set later than 27 months from the grant date.

For all schemes and plans described above except those in notes (c) to (e) inclusive, there are no performance requirements for the exercising of options, except that a participant’s employment with the Group must not have been terminated for cause prior to the date of exercise of the relevant option. For those schemes listed under notes (c) to (e) inclusive, there are performance requirements for the exercising of options. However, no such option grants were made in the year as discretionary share options were removed as part of the Group remuneration programme.

Cadbury Report & Accounts 2009

Financial statements continued

26. Share-based payments (continued)

For the period from 1 January 2009 to 31 December 2009, the weighted average exercise prices of options granted, exercised and lapsed in Cadbury plc were:

	1 January 2009 to 31 December 2009
	Options granted (reinstated*)	Options exercised	Options lapsed

Cadbury Schweppes Savings-Related Share Option Scheme 1982:	—	£3.96	£4.89
Cadbury plc 2008 Savings Related Share Option Scheme:	£4.62	£5.05	£5.04
Cadbury Schweppes Share Option Plan 1994:	—	£4.64	£5.30
Cadbury Schweppes Share Option Plan 2004:	—	£5.32	£5.86
Cadbury Schweppes (New Issue) Share Option Plan 2004:	—	£5.25	£5.85
Cadbury Schweppes Irish Savings Related Share Option Scheme:	—	£4.25	£5.20
Cadbury plc 2008 Irish Savings Related Share Option Scheme:	£4.62	£5.22	£5.21
Cadbury Schweppes Irish AVC Savings Related Share Option Scheme:	—	£3.89	£3.89
Cadbury plc 2008 Irish AVC Savings Related Share Option Scheme:	£4.62	—	£5.22
Cadbury Schweppes International Savings-Related Share Option Scheme 1998:	—	£4.59	£4.99
Cadbury Schweppes International Savings-Related Share Option Scheme 1998:	—	—	—
Cadbury plc 2008 International Savings-Related Share Option Scheme:	£4.62	£5.05	£5.05
Cadbury Schweppes plc US Employees Share Option Plan 2005:	—	$10.97	$10.97
Cadbury plc 2008 US Employees Share Option Plan:	$7.96	$9.64	$9.57
Cadbury Schweppes plc Americas Employees Share Option Plan 2005:	—	$10.97	$10.97
Cadbury plc 2008 Americas Employees Share Option Plan:	$7.96	—	$9.59

The weighted average share price during the year was £6.24

For the period from 1 January 2008 to 1 May 2008, the weighted average exercise prices of options granted, exercised and lapsed in Cadbury Schweppes plc were:

	1 January 2008 to 1 May 2008
	Options granted (reinstated*)		Options exercised	Options lapsed

Cadbury Schweppes Savings-Related Share Option Scheme 1982:	£3.89	*	£3.63	£4.26
Cadbury plc 2008 Savings Related Share Option Scheme:	—		—	—
Cadbury Schweppes Share Option Plan 1994:	—		£4.21	£4.32
Cadbury Schweppes Share Option Plan 2004:	—		£4.73	£4.91
Cadbury Schweppes (New Issue) Share Option Plan 2004:	—		£4.74	£5.11
Cadbury Schweppes Irish Savings Related Share Option Scheme:	—		£3.79	£3.67
Cadbury plc 2008 Irish Savings Related Share Option Scheme:	—		—	—
Cadbury Schweppes Irish AVC Savings Related Share Option Scheme:	—		£3.40	£3.42
Cadbury plc 2008 Irish AVC Savings Related Share Option Scheme:	—		—	—
Cadbury Schweppes International Savings-Related Share Option Scheme 1998:	—		£3.57	£3.70
Cadbury Schweppes International Savings-Related Share Option Scheme 1998:	—		$6.23	$7.04
Cadbury plc 2008 International Savings-Related Share Option Scheme:	—		—	—
Cadbury Schweppes plc US Employees Share Option Plan 2005:	—		$9.15	$9.24
Cadbury plc 2008 US Employees Share Option Plan:	—		—	—
Cadbury Schweppes plc Americas Employees Share Option Plan 2005:	—		$9.15	$9.27
Cadbury plc 2008 Americas Employees Share Option Plan:	—		—	—

*	Options which had been cancelled were subsequently re-instated, as permitted under the scheme rules.

Cadbury Report & Accounts 2009

Financial statements continued

26. Share-based payments (continued)

For the period from 2 May 2008 to 31 December 2008, the weighted average exercise prices of options granted, exercised and lapsed in Cadbury plc were:

	2 May 2008 to 31 December 2008
	Options granted (reinstated*)		Options exercised	Options lapsed

Cadbury Schweppes Savings-Related Share Option Scheme 1982:	£4.27	*	£4.17	£4.86
Cadbury plc 2008 Savings Related Share Option Scheme:	£5.05		—	£5.05
Cadbury Schweppes Share Option Plan 1994:	£4.78	*	£4.14	£4.32
Cadbury Schweppes Share Option Plan 2004:	£5.85	*	£5.16	£4.90
Cadbury Schweppes (New Issue) Share Option Plan 2004:	£5.42	*	£5.20	£5.05
Cadbury Schweppes Irish Savings Related Share Option Scheme:	—		£3.58	£5.14
Cadbury plc 2008 Irish Savings Related Share Option Scheme:	£5.22		—	£5.22
Cadbury Schweppes Irish AVC Savings Related Share Option Scheme:	—		£3.54	£5.36
Cadbury plc 2008 Irish AVC Savings Related Share Option Scheme:	£5.22		—	£5.22
Cadbury Schweppes International Savings-Related Share Option Scheme 1998:	—		£3.83	£4.34
Cadbury Schweppes International Savings-Related Share Option Scheme 1998:	—		$9.00	$9.00
Cadbury plc 2008 International Savings-Related Share Option Scheme:	£5.05		—	—
Cadbury Schweppes plc US Employees Share Option Plan 2005:	—		$10.37	$10.40
Cadbury plc 2008 US Employees Share Option Plan:	$9.64		—	$9.64
Cadbury Schweppes plc Americas Employees Share Option Plan 2005:	—		$10.39	$10.39
Cadbury plc 2008 Americas Employees Share Option Plan:	$9.64		—	$9.64

The weighted average share price during the year was £6.11.

Awards under the BSRP, ISAP and the LTIP will normally be satisfied by the transfer of shares to participants by the trustees of the Cadbury Schweppes Employee Trust (the “Employee Trust”). The Employee Trust is a general discretionary trust whose beneficiaries include employees and former employees of the Group, and their dependants. The principal purpose of the Employee Trust is to encourage and facilitate the holding of shares in the Company by or for the benefit of employees of the Group. The Employee Trust may be used in conjunction with any of the Group’s employee share plans.

The Cadbury plc 2008 Irish Employee Share Scheme (the “Irish Share Plan 2008”)

During 2009, 2 appropriations under the Irish Share Plan 2008, a profit share plan, totalling 23,689 Cadbury plc ordinary shares were made to eligible employees. The prices at which the shares were appropriated range from £5.288 to £8.02. The shares are held by the Trustees of the Irish Share Plan 2008, and will be released to the employees between 29 June 2012 and 21 December 2012.

Cadbury Report & Accounts 2009

Financial statements continued

27. Borrowings and Financial Instruments

(a) Borrowings

	2009		2008
	Book value	Fair value	Book value	Fair value
Floating Rate debt
Commercial Paper	69	69	373	373
Bank loans in Foreign currencies	173	173	165	165
Bank Overdrafts	38	38	152	152
Obligations under finance leases	2	2	2	2
	282	282	692	692
Fixed Rate Debt
7.25% Sterling Notes due 2018	347	387	347	377
4.25% Euro Notes due 2009	—	—	571	572
4.875% Sterling Notes due 2010	77	79	77	77
5.125% US dollar Notes due 2013	615	649	683	654
5.375% Sterling Notes due 2014	297	310	—	—
Other Notes	—	—	15	15
	1,336	1,425	1,693	1,695
	1,618	1,707	2,385	2,387

Of the total borrowings of £1,618 million (2008: £2,385 million), £268 million (2008: £1,190 million) were borrowings due within one year and £1,350 million (2008: £1,195 million) were borrowings due after one year.

At year end the book value of assets pledged as collateral for secured loans was £nil million (2008: £nil million).

The fair values in the table above are quoted market prices or, if not available, values estimated by discounting future cash flows to net present value. For short-term borrowings with a maturity of less than one year the book values approximate to the fair values because of their short term nature. For non public long-term loans, fair values are estimated by discounting future contractual cash flows to net present values using current market interest rates available to the Group for similar financial instruments as at year end. The table contains fair values of debt instruments based on clean prices, which exclude accrued interest.

The Notes listed above are issued out of the Group’s US Debt Programme and Euro Medium Term Note Programme. Both programmes are subject to standard debt covenants requiring all debt to be ranked pari passu. Both Programmes contain customary negative pledge and cross default clauses. The Group is currently in compliance with these requirements.

The 5.125% USD Notes due 2013 are callable at the issuer’s option. These Notes are redeemable at the higher of 100% of the face value of the Notes or the net present value of the remaining cash flows using a discount factor comprised of the US Treasury rate plus 25 basis points respectively.

The interest rates on the Notes in the above table do not take into account the various interest rate swaps and cross currency swaps entered into by the Group. Details of the Group’s currency and interest rate risk management instruments are contained below.

The Group’s borrowing limit at 31 December 2009 calculated in accordance with the Articles of Association was £12,924 million (2008: £12,975 million).

Committed Facilities

In 2009 the Group entered into a £450 million Revolving Credit Facility (dated 30 June 2009) that matures in 26 June 2012. The facility replaced the existing £1 billion Revolving Credit Facility which was due to expire in March 2010. The Revolving Credit Facility was undrawn as at 31 December 2009.

Cadbury Report & Accounts 2009

Financial statements continued

27. Borrowings and Financial Instruments (continued)

Interest on bank loans is at rates which vary in accordance with local inter-bank rates. The amount of non-interest bearing loans is negligible.

(b) Financial instruments – derivatives

The fair value of interest rate and currency derivative assets was £88 million (2008: £268 million). The fair value of interest rate and currency derivative liabilities was £97 million (2008: £169 million) of which £3 million is classified as non-current (2008: £nil) relating to the fair value hedge as discussed below.

The fair values of derivative instruments are based on the estimated amount the Group would receive or pay if the transaction was terminated. For currency and interest rate derivatives, fair values are calculated using standard market calculation conventions with reference to the relevant closing market spot rates. In terms of the fair value hierarchy interest rate and currency derivatives are classified as level 2 financial instruments (i.e. based on a pricing model that has significant observable inputs) commodity derivatives are classified as a combination of level 1 (i.e. fair values are quoted market prices for identical assets and liabilities) and level 2 financial instruments. The Group has no financial instruments which are classified as level 3 (i.e. based on a pricing model that has significant unobservable inputs).

Interest rate derivatives

The Group uses interest rate swaps to manage the interest rate profile of its borrowings.

As at 31 December 2009 the Group had a £100 million interest rate swap receiving fixed interest at 4.875% and paying floating interest based on 6 month Sterling LIBOR rates. The swap matures in December 2010. The Group also had interest rate swaps, maturing in July 2018 with a nominal value of £350 million that received interest at 7.25% and paid interest based on 6 month Sterling LIBOR rates. Such swaps were closed out using a combination of forward rate agreements and forward starting interest rate swaps effective February 2010.

As at 31 December 2008 the Group had a €100 million interest rate swap paying interest at a fixed rate of 3.64% and receiving interest based on 6 month Euro LIBOR rates. The swap matured in January 2009. The Group had a £100 million interest rate swap receiving fixed interest at 4.875% and paying floating interest based on 6 month Sterling LIBOR rates. The swap matures in August 2010. Finally, the Group had interest rate swaps, maturing in July 2018 with a nominal value of £350 million that receive interest at 7.25% and pay interest based on 6 month Sterling LIBOR rates.

Fair value hedges

In addition to the above as at 31 December 2009 the Group had a £300m interest rate swap paying interest based on 6 month Sterling LIBOR rates and receiving 5.375%. The swap matures in December 2014. This interest rate swap is designated and is effective as a fair value hedge in respect of interest rate risk on the 5.375% Sterling 300m note. During the period the hedge was 94% effective in hedging the fair value exposure to interest rate movements and as a result the carrying value of the loan was adjusted by a £3m gain which was included in the profit and loss at the same time that the fair value loss of £3m on the interest rate swap was included in profit and loss.

Currency derivatives

The Group uses currency forwards and swaps to manage the currency profile of its borrowings net of cash and short-term investments. The table below shows the Group’s currency profile of borrowings as at 31 December 2009 after taking into consideration currency forwards and swaps.

Cadbury Report & Accounts 2009

Financial statements continued

27. Borrowings and Financial Instruments (continued)

	2009
	Sterling	Euro	US dollar	Australia/ New Zealand	Other	Total
Net borrowings	971	(451)	712	126	(2)	1,356

	2008
	Sterling	Euro	US dollar	Australia/ New Zealand	Other	Total
Net borrowings	1,325	(417)	1,024	237	(332)	1,837

The Group also uses currency forwards, swaps and options based derivatives to manage its transactional exposures arising from its international trade.

Embedded derivatives

The Group has reviewed all contracts for embedded derivatives that are required to be separately accounted for if they do not meet certain requirements set out in IAS 39. As at 31 December 2009, the fair value of embedded derivatives was a liability of £1 million (2008: £1 million). This relates to foreign exchange forward contracts embedded within certain procurement contracts that mature within two years. Amounts recorded in the income statement are included within those disclosed in Note 10 to the financial statements.

(c) Financial instruments – assets

Cash and cash equivalents comprise cash held by the Group whilst short-term investments held by the Group are in the form of bank deposits and money market fund deposits. The carrying amount of these assets approximates to their fair value. Cash and cash equivalents and short-term investments are categorised as loans and receivables under IAS 39. At year end, there was £181 million (2008: £118 million) cash and cash equivalents and short-term investments held by subsidiary companies that carry a cost of repatriation.

(d) Contractual obligations

Net settled

As at 31 December 2009:

	Total £m	Payable on demand £m	<1 year £m	1-3 years £m	3–5 years £m	5 years + £m
Bank loans and overdrafts	211	38	85	88	—	—
Estimated interest payments – borrowings	422	—	78	148	106	90
Estimated net interest payments – interest rate swaps	—	—	—	—	—	—
Finance leases	2	—	1	1	—	—
Other borrowings	1,413	—	146	—	917	350
Purchase obligations	749	—	678	71	—	—
Trade and other payables	873	—	808	65	—	—
Total	3,670	38	1,796	373	1,023	440

Cadbury Report & Accounts 2009

Financial statements continued

27. Borrowings and Financial Instruments (continued)

Contractual obligations – Gross settled

As at 31 December 2009:

	Total £m	Payable on demand £m	<1 year £m	1- 3 years £m	3-5 years £m	5 years + £m
Payments
Estimated foreign exchange payments – forward contracts	2,441	—	2,330	111	—	—
Receipts
Estimated foreign exchange receipts – forward contracts	2,358	—	2,250	108	—	—
Net payments	83	—	80	3	—	—

Contractual obligations – Net settled

As at 31 December 2008:

	Total £m	Payable on demand £m	<1 year £m	1-3 years £m	3-5 years £m	5 years + £m
Bank loans and overdrafts	682	152	377	1	85	67
Estimated interest payments – borrowings	268	—	79	66	62	61
Estimated net interest payments – interest rate swaps	1	—	1	—	—	—
Finance leases	2	—	1	1	—	—
Other borrowings	1,703	—	586	77	690	350
Purchase obligations	535	—	514	21	—	—
Trade and other payables	911	—	859	52	—	—
Total	4,102	152	2,417	218	837	478

Contractual obligations – Gross settled

As at 31 December 2008:

	Total £m	Payable on demand £m	<1 year £m	1-3 years £m	3-5 years £m	5 years + £m
Payments
Estimated foreign exchange payments – forward contracts	1,879	—	1,835	44	—	—
Receipts
Estimated foreign exchange receipts – forward contracts	1,850	—	1,804	46	—	—
Net payments/(receipts)	29	—	31	(2)	—	—

Where the fair value of derivatives are financial assets, future contractual obligations are not shown.

Estimated future interest rate payments on borrowings are based on the applicable fixed and floating rates of interest as at the end of the year for all borrowings or interest rate swap liabilities. The interest obligations in the above table have been calculated assuming that all borrowings and swaps in existence at year end will be held to maturity and are on a constant currency basis.

28. Treasury Risk Management

Other than expressly stated, the policies set out below also apply to prior years, and the information provided is representative of the Group’s exposure to risk during the period.

Cadbury Report & Accounts 2009

Financial statements continued

28. Treasury Risk Management (continued)

(a) Credit Risk

The Group is exposed to credit related losses in the event of non-performance by counterparties to financial instruments, but it does not expect any counterparties to fail to meet their obligations given the Group’s policy of selecting only counterparties with high credit ratings. The exposure to credit loss of liquid assets is equivalent to the carrying value on the balance sheet. The maximum credit exposure of interest rate and foreign exchange derivative contracts is represented by the fair value of contracts with a positive fair value at the reporting date.

Counterparties to financial instruments are limited to financial institutions with high credit ratings assigned by international credit rating agencies. The Group has ISDA Master Agreements with all of its counterparties to financial derivatives, which permits net settlement of assets and liabilities in certain circumstances, thereby reducing the Group’s credit exposure to individual counterparties. The Group has policies that limit the amount of credit exposure to any single financial institution.

Concentrations of credit risk with respect to trade receivables are limited due to the Group’s customer base being large and unrelated. There were no significant concentrations of credit exposure at the year-end relating to other aspects of credit. Management therefore believe there is no further credit risk provision required in excess of normal provision for doubtful receivables.

The Group is exposed to £1,501 million in credit exposure on financial guarantees issued in respect of Group corporate borrowings and certain subsidiary undertakings which represents the Group’s maximum credit exposure arising from guarantees. Refer to Note 34 on Commitments and Contingencies for further details.

The financial assets of the Group which are exposed to credit risk are:

Class	2009 £m	2008 £m
Trade receivables	753	789
Other debtors	144	115
Interest rate swaps	47	55
Currency exchange contracts	41	213
Cash and cash equivalents	237	390
Short-term investments	29	108
Commodities	3	—

(b) Liquidity Risk

The Group is exposed to liquidity risk due to the possibility that un-forecast situations could give rise to uncertainty amongst lenders resulting in unavailability of uncommitted sources of funds.

The Group seeks to achieve a balance between certainty of funding, even at difficult times for the markets or the Group, and a flexible, cost-effective borrowings structure. Consequently the policy seeks to ensure that all projected net borrowing needs are covered by committed facilities.

The objective for debt maturities is to ensure that the amount of debt maturing in any one year is not beyond the Group’s means to repay and refinance. To this end the policy provides that at least 75% of year-end net debt should have a maturity of one year or more and at least 50%, three years or more. Committed but undrawn facilities may be taken into account for these tests. At year end the Group was in compliance with this policy.

The Company manages the liquidity risk inherent in this analysis by having diverse funding sources and committed borrowing facilities that can be accessed to meet liquidity needs.

Cadbury Report & Accounts 2009

Financial statements continued

28. Treasury Risk Management (continued)

(c) Market Risk

(i) Currency Risk

The Group operates internationally giving rise to exposure from changes in foreign exchange rates. The Group does not hedge translation exposure and earnings because any benefit obtained from such hedging can only be temporary.

The Group seeks to relate the structure of borrowings to the trading cash flows that service them. This is achieved by raising funds in different currencies and through the use of hedging instruments such as swaps.

The Group also has transactional currency exposures arising from its international trade. The Group’s policy is to take forward cover for forecasted receipts and payments for as far ahead as the pricing structures are committed. The Group makes use of the forward foreign exchange markets to hedge its exposures.

While there are exchange control restrictions which affect the ability of certain of the Group’s subsidiaries to transfer funds to the Group, the operations affected by such restrictions are not material to the Group as a whole and the Group does not believe such restrictions have had or will have any material adverse impact on the Group as a whole or the ability of the Group to meet its cash flow requirements.

(ii) Interest Rate Risk

The Group has an exposure to interest rate fluctuations on its borrowings and cash and short-term investments and manages these by the use of interest rate swaps, cross currency interest rate swaps and forward rate agreements. The objectives for the mix between fixed and floating rate borrowings are set to reduce the impact of an upward change in interest rates while enabling benefits to be enjoyed if interest rates fall.

The treasury risk management policy sets minimum and maximum target levels of the total of net debt and preferred securities permitted to be at fixed or capped rates in various time bands, ranging from 50% to 100% for the period up to six months, to 0% to 30% when over five years. These percentages are measured with reference to the current level of net debt. 69% of net debt was at fixed rates of interest at year end (2008: 71%). The Group was in compliance with policy at year end.

(iii) Fair value analysis

The table below presents a fair value analysis and a sensitivity analysis of the impact on the Income Statement from hypothetical changes in market rates. The fair values are quoted market prices for identical assets or liabilities (Level 1) or, if not available, values derived from market prices (Level 2), which are determined by discounting future cash flows to net present values. The Group has no financial instruments which are fair valued based on a pricing model with significant unobservable inputs (Level 3). For currency and interest rate derivatives, fair values are calculated using standard market calculation conventions with reference to the relevant closing market spot rates. For cash and cash equivalents, short term investments, trade and other receivables, trade and other payables and short-term loans and receivables with a maturity of less than one year the book values approximate to the fair values because of their short- term nature. For non- public long-term loans and receivables, fair values are estimated by discounting future contractual cash flows to net present values using current market interest rates available to the Group for similar financial instruments as at year end. The table contains fair values of debt instruments based on clean prices excluding accrued interest.

The table below shows a sensitivity analysis of market risk assuming certain adverse market conditions occur. The sensitivity figures are calculated based on a downward parallel shift of 1% in yield curves and 20% weakening of sterling against other exchange rates. An upward parallel shift of 1% in yield curves and 20% strengthening of sterling against other exchange rates would result in an equal and opposite effect on fair values to the table below.

This is a method of analysis used to assess and mitigate risk and should not be considered a projection of likely future events and losses. Actual results and market conditions in the future may be materially different from those projected and changes in the instruments held and in the financial markets in which we operate could cause losses to exceed the amounts projected.

Cadbury Report & Accounts 2009

Financial statements continued

28. Treasury Risk Management (continued)

As at 31 December 2009:

	Impact on the Income Statement arising from
	Fair value £m	1% decrease in interest rates £m	20% weakening in £ against other currencies[1] £m
Cash and cash equivalents	237	(2)	41
Short-term investments	29	—	4
Borrowings	(1,707)	3	(175)
Interest rate assets	47	2	—
Interest rate swap liabilities	(3)	12	—
Currency derivative assets (including embedded derivatives)	41	—	(7)
Currency derivative liabilities	(93)	1	73

As at 31 December 2008:

	Impact on the Income Statement arising from
	Fair value £m	1% decrease in interest rates £m	20% weakening in £ against other currencies[1] £m

Cash and cash equivalents [2]	390	(4)	37
Short-term investments [2]	108	(1)	6
Borrowings	(2,523)	9	(357)
Interest rate swaps	55	34	—
Currency derivative assets (including embedded derivatives)	213	1	837
Currency derivative liabilities	(169)	(2)	(502)

[1]

The Group hedges against currency risk using currency derivative contracts and by structuring the currency of its borrowings to relate to the trading cash flows that service them. Where IAS 39 hedge accounting is not applied the offsetting effect of such hedges is not included in the tables above.

[2]	Represented for the reclassification of £139 million from short-term investments to cash and cash equivalents as described in note 1(s).

(iv) Commodities

In respect of commodities the Group enters into derivative contracts for cocoa, sugar and other commodities in order to provide a stable cost base for marketing finished products. The use of commodity derivative contracts enables the Group to obtain the benefit of guaranteed contract performance on firm priced contracts offered by banks, the exchanges and their clearing houses.

The continuing group held the following commodity futures contracts at 31 December 2009:

	2009 Fair value £m	2008 Fair value £m

Commodities asset	3	—
Commodities (liabilities)	—	(5)
Total	3	(5)

Cadbury Report & Accounts 2009

Financial statements continued

28. Treasury Risk Management (continued)

The commodities derivative contracts held by the Group at the year-end expose the Group to adverse movements in cash flow and gains or losses due to the market risk arising from changes in prices for sugar, cocoa and other commodity derivatives. Applying a reasonable rise or fall in commodity prices (between 8% and 13% (2008: between 6% and 10%)) to the Group’s net commodity positions held at the year end would result in a movement of £6 million (2008: £9 million) which would be recognised in the finance charge for the period. The price sensitivity applied in this case is estimated based on an absolute average of historical monthly changes in prices in the Group’s commodities over a two year period. Stocks, priced forward contracts and estimated anticipated purchases are not included in the calculations of the sensitivity analysis. This method of analysis is used to assess and mitigate risk and should not be considered a projection of likely future events and losses. Actual results and market conditions in the future may be materially different from those projected and changed in the instruments held and in the financial markets in which we operate could cause losses to exceed the amounts projected.

29. Share Capital

(a) Share capital of Cadbury plc

	2009 £m	2008 £m

Authorised share capital:
Ordinary shares (2009: 2,500 million of 10p each, 2008: 2,500 million of 10p each)	250	250
Allotted, called up and fully paid share capital:
Ordinary shares (2009: 1,372 million of 10p each, 2008: 1,361 million of 10p each)	137	136

The Company has one class of ordinary share which carry no right to fixed income.

During 2009, 12,501,108 ordinary shares of 10p in Cadbury plc were allotted and issued upon the exercise of share options, with a nominal value of £1.3 million.

On 11 April 2008 shareholders in Cadbury Schweppes plc approved a special resolution and a Scheme of Arrangement and on 2 May 2008, a new holding company, Cadbury plc was inserted into the Group over the listed parent company, Cadbury Schweppes plc, and on that date the ordinary shares of Cadbury plc were admitted to listing on The London and New York Stock Exchanges (as ADRs in the case of New York), the shares and ADRs of Cadbury Schweppes plc being delisted at the same time.

The issued capital of Cadbury plc on 7 May 2008, after the reduction of capital, was £135,299,057.40 divided into 1,352,990,574 ordinary shares of 10p each.

During the period from 7 May 2008 to 31 December 2008, 7,781,332 ordinary shares of 10p in Cadbury plc were allotted and issued upon the exercise of share options with a nominal value of £0.8 million.

During the period from 1 January 2008 to 7 May 2008, 4,939,337 ordinary shares of 12.5p in Cadbury Schweppes plc, the previous parent company of the Group, were allotted and issued upon the exercise of share options, with a nominal value of £0.6 million.

(b) Nature of reserves

At 31 December 2009, the Group held 2 million (2008: 10 million) of own shares purchased by the Cadbury Employee Trust for use in employee share plans. During 2009, an additional £22 million of the Company’s shares were purchased by the Trust (2008: £47 million).

During 2009, the Company received £60 million (2008: £38 million) on the issue of shares in respect of the exercise of options awarded under various share option plans.

The capital redemption reserve arose on the redemption of preference shares in 1997.

Cadbury Report & Accounts 2009

Financial statements continued

29. Share Capital (continued)

At 31 December 2009 the hedging and translation reserve comprises £245 million (2008: £443 million) relating to all foreign exchange differences arising from the translation of the financial statements of foreign operations.

The acquisition revaluation reserve arose on the step acquisition of former associates to subsidiaries in 2006. It represents the increase in the fair value of assets acquired attributable to the previously owned share. These subsidiaries were demerged during 2008.

The demerger reserve arose in 2008 on demerger of the Americas Beverages business and the associated Scheme of Arrangement whereby Cadbury plc was inserted into the Group over the listed parent company, Cadbury Schweppes plc.

30. Minority interests

	2009 £m	2008 £m

Balance at beginning of year	12	11
Exchange rate adjustments	(1)	1
Increase in Group’s shareholding	9	(2)
Share of profit after taxation	1	2
Dividends declared	(1)	—
Balance at end of year	20	12

All minority interests are equity in nature.

The increase in the group’s shareholding of £9 million relates primarily to:

- In December 2009, Cadbury Nigeria carried out a rights issue which increased the Group’s shareholding to 75%. As a result of the rights issue the group received cash of £8 million from minority interests. The subscription of this rights issue led to Cadbury Nigeria being in a net asset position as at 31 December 2009. The minority share of the net assets increased by £12 million, after allocating £7 million of losses which had not been allocated in previous years when Cadbury Nigeria was in a net liability position.

- In May 2009 the Group increased its holding in Kent Gida Maddeleri to 99.36 percent, reducing the minority interest by £3 million.

As at 31 December 2009, Cadbury Fourseas is in a net liabilities position. The minority interests have no contractual obligation to meet these liabilities, consequently no minority interest asset has been recognised.

31. Acquisitions

2009

The Group made no acquisitions in 2009.

2008

The Group made no acquisitions in 2008.

In 2008, the Group recorded adjustments to the opening balance sheet of Intergum, a Turkish confectionery company acquired on 31 August 2007 for initial consideration of £192 million. These adjustments are principally a reduction in consideration of £22 million relating to the finalisation of the purchase price and a reduction of £13 million in net assets reflecting the finalisation of property, plant and equipment fair values, which have caused the goodwill on acquisition to decrease by £9 million. In addition, the Group has recorded adjustments to the opening balance sheet of Kandia-Excelent which has increased goodwill by £1 million. The Group also paid a further £6 million during 2008 relating to additional acquisition costs of businesses acquired in 2007 of which £3 million had been accrued in 2007. The net impact of all adjustments made in 2008 relating to 2007 acquisitions is summarised below.

Cadbury Report & Accounts 2009

Financial statements continued

31. Acquisitions 2009 (continued)

Fair value adjustments £m
Intangible assets	(3)
Property, plant and equipment	(12)
Inventories	(2)
Trade and other receivables	5
Trade and other payables	(4)
Deferred tax on non-deductible brands	3
Minority interests	2
(11)
Movement in Goodwill	(8)

Adjustment to consideration paid net of unaccrued transaction costs	(19)

32. Discontinued operations

On 3 April 2009, the Group completed the disposal of its Australia Beverages business and on 7 May 2008, the Group completed the demerger of its Americas Beverages business. In accordance with IFRS 5, “Non-current assets held for sale and discontinued operations” these businesses are classified as discontinued and the prior periods have been re-presented on a consistent basis. The re-presentation includes an allocation of the Group’s interest charge relating to the debt funding which was demerged with the Americas Beverage business.

(a) The results of the discontinued operations, which have been included in the consolidated income statement, are as follows:

	2009 Total £m	2008 Total £m
Revenue	102	1,389
– Americas Beverages	—	951
– Australia Beverages	102	438
Trading costs	(99)	(1,211)
Restructuring costs	—	(6)
Non-trading items	4	1
Profit from operations	7	173
– Americas Beverages	—	146
– Australia Beverages	7	27
Profit before financing and taxation	7	173
Finance costs	(7)	(45)
Profit before taxation	—	128
Taxation	—	(63)
Profit on disposal and demerger costs	323	(104)
Tax on profit/(loss) on disposal	(88)	35
Profit/(loss) from discontinued operations	235	(4)

Cadbury Report & Accounts 2009

Financial statements continued

32. Discontinued operations (continued)

(b) Employees and emoluments

	2009 £m	2008 £m
Emoluments of employees, including Directors, comprised:
Wages and salaries	5	235
Social security costs	—	14
Post-retirement benefit costs	—	9
Share based payments	—	2
	5	260

	2009	2008
Average employee headcount:
Discontinued operations	381	8,227

(c) Profit from discontinued operations is after charging:

	2009 £m	2008 £m
Research and product development	—	4
Depreciation of property, plant and equipment – owned assets	—	32
– under finance leases	—	1
Amortisation of definite life acquisition intangibles	—	8
Amortisation of software intangibles	—	7
Maintenance and repairs	—	12
Advertising and promotional marketing	7	92
Impairment of trade receivables	—	3

There were no foreign exchange gains recognised within profit from discontinued operations in 2009 (2008: £1 million gain).

Auditors’ remuneration for discontinued operations is given in Note 6.

(d) Financing costs

	2009 £m	2008 £m
Finance loss on held for trading assets and liabilities
Net loss/(gain) arising on derivatives (held for trading) not in a designated hedge relationship	1	(5)
Interest on other liabilities
Bank and other loans[1]	—	49
Post retirement employee benefits	—	1
Interest on tax and other provisions	6	—
Financing costs	7	45

[1]	In 2008, non-underlying finance costs relate to the demerger of the Americas Beverages business.

Cadbury Report & Accounts 2009

Financial statements continued

32. Discontinued operations (continued)

(e) Taxation

	2009 £m	2008 £m
Current tax – discontinued operations:
– Overseas	(52)	(156)
– Adjustment in respect of prior year	—	(2)
	(52)	(158)
Deferred tax – discontinued operations:
– UK	—	8
– Overseas	(36)	123
– Adjustment in respect of prior year	—	(1)
	(36)	130
Taxation from discontinued operations including tax on demerger costs	(88)	(28)

UK tax is calculated at 28% (2008: 28.5%) of the estimated assessable profit for the year. Taxation for other jurisdictions is calculated at the rates prevailing in the respective jurisdictions. The current year tax charge primarily represents tax in relation to the disposal of Australia Beverages.

No reconciliation of the tax rate for discontinued operations has been provided given the discrete nature of the balances.

(f) Cash flows from discontinued operations included in the consolidated cash flow statement are as follows:

	2009 £m	2008 £m
Net cash flows (used in)/generated from operating activities	(6)	33
Net cash flows generated from (used in) investing activities	4	(240)
Net cash flows from financing activities	—	133
	(2)	(74)

(g) Earnings per share from discontinued operations are as follows:

The reconciliation between reported discontinued and underlying discontinued EPS, and between the earnings figures used in calculating them, is as follows:

	Earnings 2009 £m	EPS 2009 pence	Earnings 2008 £m	EPS 2008 pence
Reported	235	17.3	(4)	(0.2)
Restructuring costs	—	—	6	0.4
Amortisation and impairment of acquisition intangibles	—	—	8	0.5
Non-trading items	2	0.1	(1)	(0.1)
IAS 39 adjustment	1	0.1	(5)	(0.3)
Post retirement employee benefits financing	—	—	1	0.1
Profit on disposal and demerger costs[2]	(323)	(23.8)	122	7.5
Effect of tax on above items[1]	87	6.4	(42)	(2.6)
Underlying	2	0.1	85	5.3

[1]

Effect of tax on above items includes a charge of £88 million (2008: £44 million credit) relating to the disposal of Australia Beverages. In 2008, it also included a £29 million charge relating to certain reorganisations carried out in preparation for the demerger of the Americas Beverages business.

[2]	Includes £nil (2008: £18 million) of non-underlying finance costs associated with the demerger.

Cadbury Report & Accounts 2009

Financial statements continued

32. Discontinued operations (continued)

The diluted reported and underlying earnings per share from discontinued operations are set out below:

	2009 pence	2008 pence
Diluted reported	17.2	(0.2)
Diluted underlying	0.1	5.2

Diluted EPS has been calculated based on the reported and underlying earnings amounts above. A reconciliation between the shares used in calculating basic and diluted EPS from discontinued operations is included in Note 13.

(h) The major classes of assets and liabilities comprising the Discontinued Beverages operations are as follows:

	2009 Australia Beverages at 3 April 2009 £m	2008 Australia Beverages at 31 December 2008 £m	2008 Americas Beverages at demerger 7 May 2008 £m
Assets
Non-current assets
Goodwill and acquisition intangibles	19	19	2,927
Software intangibles	13	10	54
Property, plant and equipment	118	116	459
Investment in associates	—	—	7
Deferred tax assets	4	—	116
Trade and other receivables	—	—	49
	154	145	3,612
Current assets
Inventories	22	29	200
Trade and other receivables	68	93	339
Cash and cash equivalents	—	—	115
	90	122	654
Total assets	244	267	4,266
Liabilities
Current liabilities
Trade and other payables	(54)	(97)	(345)
Short term borrowings and overdrafts	(2)	—	(910)
Short term provisions	—	—	(10)
	(56)	(97)	(1,265)
Non-current liabilities
Trade and other payables	—	—	(3)
Retirement benefit obligations	—	—	(37)
Deferred tax liabilities	—	—	(754)
Long term provisions	(2)	—	(26)
Long term borrowings and obligations under finance leases	—	—	(1,084)
	(2)	—	(1904)
Total liabilities	(58)	(97)	(3,169)
Net assets	186	170	1,097

In 2009, an additional £5 million (2008: £3 million) of property, plant and equipment were classified as held for sale.

Cadbury Report & Accounts 2009

Financial statements continued

33. Leasing commitments

(a) Finance leases

	Minimum Lease payments		Present value of minimum lease payments
	2009 £m	2008 £m	2009 £m	2008 £m
On leases expiring:
Within one year	1	1	1	1
Between one and five years	1	1	1	1
After five years	—	—	—	—
	2	2	2	2
Less future finance charges	—	—
Present value of lease obligations	2	2
Amount due for settlement within 12 months	1	1
Amount due for settlement after 12 months	1	1

It is the Group’s policy to lease certain of its plant and equipment under finance leases. Interest rates are fixed at the contract date. All leases are on a fixed repayment basis and no arrangements are entered into for contingent rental payments. The carrying value of the Group’s lease obligations approximates their fair value.

(b) Operating leases

At the balance sheet date, the Group had outstanding commitments for future minimum lease payments under non-cancellable operating leases, which fall due as follows:

	2009 £m	2008 £m

Within one year	43	44
Between one and five years	128	140
After five years	77	94
	248	278

	2009 £m	2008 £m

Operating lease expenses charged in the income statement	48	45

34. Contingent liabilities and financial commitments

(a)	Cadbury Holdings Limited, a subsidiary of the Company, has guaranteed borrowings and other liabilities of certain subsidiary undertakings, the amounts outstanding and recognised on the Group balance sheet at 31 December 2009 being £1,501 million (2008: £2,185 million). In addition, certain of the Company’s subsidiaries have guaranteed borrowings of certain other subsidiaries. The amount covered by such arrangements as at 31 December 2009 was £1,432million (2008: £1,693 million). Payment under these guarantees would be required in the event that the relevant subsidiary was unable to pay the guaranteed borrowings when due. These guarantees cover the Group’s borrowings of £1,618 million (2008: £2,385 million) and have the same maturity.

(b)	Subsidiary undertakings have guarantees and indemnities outstanding amounting to £35 million (2008: £18 million).

(c)	The Group has given a number of indemnities on certain disposals including the demerger of the Americas Beverages business as to the ownership of assets and intellectual property, all outstanding tax liabilities, environmental liabilities and product liability claims. These may expire over a period of time up to the local statute of limitations although for ownership of assets and intellectual property these may be indefinite. Where appropriate the Group has made provisions for any liabilities which may crystallise.

Cadbury Report & Accounts 2009

Financial statements continued

34. Contingent liabilities and financial commitments (continued)

(d)	Credit risk represents the accounting loss that would be recognised at the reporting date if counterparties failed completely to perform as contracted. Concentrations of credit risk (whether on or off balance sheet) that arise from financial instruments exist for groups of customers or counterparties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The Group does not have a significant exposure to any individual customer, counterparty, or to any geographical region. The Group conducts business with banks representing many nationalities, in most cases through offices and branches located in London and maintains strict limits over its exposure to any individual counterparty.

(e)	Group companies are defendants in a number of legal and taxation proceedings incidental to their operations. The Group does not expect that the outcome of such proceedings either individually or in the aggregate will have a material effect on the Group’s operations, cash flows or financial position.

35. Notes to the cash flow statement

Reconciliation of cash flow from operating activities

	2009 £m	2008 £m
Profit from operations
– Continuing operations	507	388
– Discontinued operations	7	173
	514	561
Adjustments for:
Depreciation, amortisation and impairment	214	244
Restructuring	(16)	71
Loss on disposal of fixed assets	13	—
Non-trading items	2	(2)
Post-retirement benefits	(15)	(3)
Additional funding of past service pensions deficit	(13)	(30)
Share compensation taken to reserves	21	31
IAS 39 adjustments	44	53
Other non-cash items	(3)	3
Operating cash flows before movements in working capital	761	928
Decrease/(increase) in inventories	14	(32)
Decrease/(increase) in receivables	45	(40)
Increase in payables	46	2
Net movement in working capital	105	(70)
	866	858
Interest paid	(122)	(165)
Interest received	14	26
Demerger financing costs	—	(53)
Income taxes paid – excluding disposals	(163)	(153)
Income taxes paid – disposals	(72)	(44)
Net cash inflow from operating activities	523	469

Cadbury Report & Accounts 2009

Financial statements continued

36. Group companies

	Country of incorporation and operation	Proportion of issued share capital held if not 100%
Details of principal associated undertakings
Camelot Group plc	Great Britain (ii)	20%
Crystal Candy (Private) Ltd	Zimbabwe (i)	49%
Meito Adams Company Ltd	Japan	50%
Xtrapack Ltd	Great Britain (ii)	30%

Details of principal subsidiary undertakings
Operating companies (unless otherwise stated)

United Kingdom:
Cadbury UK (an unincorporated partnership operating in Great Britain between Cadbury UK Ltd, Trebor Bassett Ltd and the Old Leo Company Ltd)	n/a

Europe:
Cadbury España, SL	Spain
Cadbury Europe S.A.	Switzerland
Cadbury France	France
Cadbury Hellas AE	Greece
Cadbury Ireland Ltd	Ireland
Cadbury Portugal – Produtos de Conféitaria, Lda	Portugal
Cadbury Switzerland AG	Switzerland
Cadbury Wedel Sp. zo.o.	Poland
Dandy A/S	Denmark
Dirol Cadbury LLC	Russia
Kent Gida Maddeleri Sanayii ve Ticaret Anonim Sirketi	Turkey	99.46%

Americas:
Cadbury Brasil Comércio de Alimenticios Ltda	Brazil
Cadbury Adams Canada Inc	Canada
Cadbury Adams Colombia SA	Colombia
Cadbury Adams Costa Rica SA	Costa Rica
Cadbury Adams Mexico, S de RL de CV	Mexico
Cadbury Adams, SA	Venezuela
Cadbury Adams USA LLC	US (i)
Cadbury Stani Adams Argentina SA	Argentina (ii)
C.A.S. Uruguay	Uruguay

Cadbury Report & Accounts 2009

Financial statements continued

36. Group companies (continued)

	Country of incorporation and operation	Proportion of issued share capital held if not 100%
Other overseas:
Cadbury Adams Thailand	Thailand
Cadbury Confectionery Sales (M) Sdn. Bhd	Malaysia	65.45%
Cadbury Enterprises Pte Ltd	Singapore
Cadbury India Ltd	India	97.58%
Cadbury Japan Ltd	Japan
Cadbury Ltd	New Zealand
Cadbury Nigeria plc	Nigeria	75%
Cadbury Pty Ltd	Australia
Cadbury South Africa (Pty) Ltd	South Africa

Finance and holding companies:
Alreford Ltd	Ireland
Berkeley Re Ltd	Ireland
Cadbury Holdings Ltd*	Great Britain
Cadbury Schweppes Finance plc	Great Britain
Cadbury Holdings B.V.	Netherlands(ii)
Cadbury Netherlands International Holdings B.V.	Netherlands(i)
Cadbury Schweppes Investments plc	Great Britain
Cadbury Schweppes Overseas Ltd	Great Britain
Cadbury Schweppes Treasury Services	Ireland (i)
CS Confectionery Inc	US
Vantas International Ltd	Great Britain

*	Investment directly held by Cadbury plc

Advantage has been taken of Section 410(5) of the Companies Act 2006 to list only those undertakings as are required to be mentioned in that provision, as an exhaustive list would involve a statement of excessive length.

The percentage voting right for each principal subsidiary is the same as the percentage of ordinary shares held.

Issued share capital represents only ordinary shares or their equivalent except for companies marked (i) where there are also preference shares or (ii) where there are both A and B classes of ordinary shares.

Cadbury Report & Accounts 2009

Financial statements continued

37. Related party transactions

Transactions between the Company and its subsidiaries, which are related parties, have been eliminated on consolidation and are not disclosed in this note. Transactions between the Group and its associates are disclosed below.

Trading transactions

	Sales of goods		Purchases of goods
	2009 £m	2008 £m	2009 £m	2008 £m

Meito Adams	7	7	47	41

	Amounts owed by related parties		Amounts owed to related parties
	2009 £m	2008 £m	2009 £m	2008 £m

Meito Adams	1	—	4	—

Remuneration of key management personnel

Key management of the Group are the Executive Directors and the Chief Executive’s Committee. Short-term employee benefits expense relating to these individuals was £14 million (2008: £9 million), post retirement benefits expense was £2 million (2008: £3 million), termination benefits expense was £nil (2008: £6 million) and share-based payments expense was £7 million (2008: £8 million).

38. Foreign currency translation

The principal exchange rates used for translation purposes were as follows (£1=):

	Average 2009	Average 2008	Closing 2009	Closing 2008
US dollar	1.57	1.85	1.62	1.46
Canadian dollar	1.78	1.96	1.70	1.78
Australian dollar	1.99	2.20	1.80	2.12
Euro	1.12	1.26	1.12	1.05
South African rand	13.10	15.23	11.99	13.72
Mexican peso	21.11	20.48	21.20	20.15

The exchange rate for Australian dollars on 3 April 2009, the date of disposal of Australia Beverages was 2.09.

The exchange rate for US dollars on 7 May 2008, the date of demerger, was 1.98.

39. Events after the balance sheet date

On 7 September 2009 Kraft Foods, Inc. (“Kraft”) announced its intention to purchase the entire issued share capital of the Company. The Board of Cadbury agreed to recommend Kraft’s increased Final Offer for the Company on 19 January 2010 which valued each Cadbury 10p ordinary share at 500 pence and 0.1874 new Kraft shares.

On 2 February 2010, Kraft Foods declared its recommended Final Offer wholly unconditional as to acceptances and subsequently commenced the procedure under Chapter 3 of Part 28 of the 2006 Act to acquire compulsorily all of the outstanding Cadbury Shares (including any Cadbury Shares represented by Cadbury ADSs) which it does not already hold or has not already acquired, contracted to acquire or in respect of which it has not already received valid acceptances.

Following the acquisition by Kraft, the change of control may have an impact on the measurement criteria applied to certain of the Group’s assets and liabilities, however there is no consequential impact on the financial statements for the year ended 31 December 2009. The impact on the financial statements in the year ending 31 December 2010 and beyond, if any, has not yet been determined.

The delisting of Cadbury plc on the London and New York Stock Exchanges took effect on 8 March 2010.

Cadbury Report & Accounts 2009

40. Changes and proposed changes to generally accepted accounting principles

IFRS 3 (Revised), “Business combinations”, continues to apply the acquisition method to business combinations, with some significant changes. For example, all payments to purchase a business are to be recorded at fair value at the acquisition date, with some contingent payments subsequently re-measured at fair value through income. Goodwill may be calculated based on the parent’s share of net assets or it may include goodwill related to the minority interest. All transaction costs will be expensed. The standard is applicable to business combinations occurring in accounting periods beginning on or after 1 July 2009, with earlier application permitted. This may impact the Group should the Group make material acquisitions in the future.

IFRS 9, “Financial Instruments” replacement of IAS 39, establishes the principles for recognising and measuring financial assets, financial liabilities and some contracts to buy or sell non-financial items. This replacement standard is effective for accounting periods beginning on or after 1 January 2013 and has not yet been endorsed by the EU. The Group is currently assessing the impact of this revision on the Group’s financial position, results of operations and cash flows.

IAS 27 (Revised), “Consolidated and separate financial statements”, requires the effects of all transactions with non-controlling interests to be recorded in equity if there is no change in control. They will no longer result in goodwill or gains and losses. The standard also specifies the accounting when control is lost. Any remaining interest in the entity is re-measured to fair value and a gain or loss is recognised in profit or loss. This revised standard is effective for accounting periods beginning on or after 1 July 2009. The Group is currently assessing the impact of this revision on the Group’s financial position, results of operations and cash flows.

An amendment to IAS 39, “Financial Instruments: recognition and measurement”, makes two significant changes. It prohibits designating inflation as a hedgeable component of a fixed rate debt. It also prohibits including time value in the one-sided hedged risk when designating options as hedges. The amendment is effective for annual periods beginning on or after 1 July 2009. The Group does not currently expect this amendment to have a material impact on the financial position, results or cash flow.

IFRIC 17, “Distributions of non cash assets to owners”, clarifies how an entity should measure distributions of assets, other than cash, when it pays dividends to its owners. The interpretation states that 1) a dividend payable should be recognised when appropriately authorised; 2) it should be measured at the fair value of the net assets to be distributed; and 3) the difference between the fair value of the dividend paid and the carrying amount of the net assets distributed should be recognised in profit or loss. The Group is currently assessing the impact of this revision on the Group’s financial position, results of operations and cash flows. This interpretation is effective for annual periods beginning on or after 1 July 2009.

IFRIC 18, “Transfer of assets from customers”, clarifies the accounting for arrangements where an item of property, plant and equipment, which is provided by the customer, is used to provide an ongoing service. The interpretation applies prospectively to transfers of assets from customers received on or after 1 July 2009, although some limited retrospective application is permitted. The Group is currently assessing the impact of this revision on the Group’s financial position, results of operations and cash flows. This interpretation is effective for annual periods beginning on or after 1 July 2009.

Cadbury Report & Accounts 2009